                                                                    Exhibit 2(b)

                           UK ASSET PURCHASE AGREEMENT



                                  by and among

                                HUNT CORPORATION,

                          HUNT GRAPHICS EUROPE LIMITED

                                   NESCHEN AG

                                       and

                            SEAL GRAPHICS UK LIMITED





                             Dated 7th October, 2001

                                TABLE OF CONTENTS
                                -----------------

1.       Purchase and Sale...................................................................................1
         1.1.     Sale of Business...........................................................................1
         1.2.     Purchased Assets...........................................................................2
         1.3.     Excluded Assets............................................................................3
         1.4.     Assumed Liabilities........................................................................4
         1.5.     Excluded Liabilities.......................................................................5
         1.6.     Closing Date...............................................................................7
         1.7.     Closing Obligations........................................................................7
         1.8.     Further Assurances.........................................................................9

2.       Purchase Price......................................................................................9
         2.1.     Purchase Price.............................................................................9
         2.2      Payment of Purchase Price.................................................................10
         2.3      Physical Inventory Adjustment.............................................................10
         2.4      Closing Settlement........................................................................10

3.       Representations and Warranties of the Seller.......................................................12
         3.1.     Capacity; Power...........................................................................12
         3.2.     Effect of Agreement.......................................................................13
         3.3.     Corporate Authorization...................................................................13
         3.4.     Absence of Certain Changes or Events......................................................13
         3.5.     Accounts..................................................................................14
         3.6.     Property/Purchased Assets.................................................................17
         3.7.     Condition and Sufficiency of Assets.......................................................16
         3.8.     Litigation, Etc...........................................................................16
         3.9.     Books and Records.........................................................................17
         3.10.    Affiliate Agreements; Guaranties..........................................................17
         3.11.    Employment and Pensions...................................................................17
         3.12.    Intellectual Property Assets..............................................................19
         3.13.    Computer Systems..........................................................................22
         3.14.    Insurance.................................................................................22
         3.15.    Licenses, Authorizations and Permits......................................................23
         3.16.    Compliance with Law.......................................................................23
         3.17.    Bribes....................................................................................24
         3.18.    No Commissions Due........................................................................23
         3.19.    Customers and Suppliers...................................................................23
         3.20.    No Untruths, Misstatements or Omissions...................................................24
         3.21.    Subsidiaries and Affiliates...............................................................24
         3.22.    Solvency..................................................................................24
         3.23.    Environmental Matters.....................................................................25
         3.24.    Assigned Contracts........................................................................26
         3.25.    Intentionally Omitted.....................................................................27
         3.26.    Product Warranty..........................................................................27
         3.27.    Product Liability.........................................................................27

                                TABLE OF CONTENTS
                                -----------------

         3.28.    Contracts; No Defaults....................................................................28
         3.29.    No Other Warranties.......................................................................29

4.       Representations and Warranties of the Buyer........................................................29
         4.1.     Corporate Authorization...................................................................29
         4.2.     Due Incorporation; Good Standing..........................................................30
         4.3.     Commissions...............................................................................30
         4.4.     No Conflict...............................................................................30
         4.5.     Financial Condition.......................................................................30
         4.6.     Litigation................................................................................30
         4.7.     Investigation and Evaluation..............................................................31
         4.8.     Forecasts and Projections.................................................................31

5.       Certain Covenants and Agreements Prior to Closing..................................................31
         5.1.     Access to and Information Concerning  Properties and Records, Etc.........................31
         5.2.     Conduct of Business by the Seller Pending the Closing Date................................31
         5.3.     Third Party Consents; Compliance..........................................................33
         5.4.     Customers and Suppliers...................................................................33
         5.5.     No Negotiations...........................................................................33
         5.6.     Notification..............................................................................33
         5.7      Required Approvals........................................................................35
         5.8.     Agreements of the Parent and the Buyer....................................................34

6.       Conditions Precedent to the Obligations of the Seller..............................................34
         6.1.     Accuracy of Representations and Warranties................................................35
         6.2.     Performance of Agreements.................................................................35
         6.3.     Additional Documents......................................................................35
         6.4      No proceedings.........................................................................
         6.5      Third Party Consents..................................................................

7.       Conditions Precedent to the Obligations of the Buyer...............................................36
         7.1.     Accuracy of Representations and Warranties................................................36
         7.2.     Performance of Agreements.................................................................36
         7.3.     Additional Documents......................................................................36
         7.4.     Further Instruments, Documents............................................................37
         7.5.     Keys, Etc.................................................................................37
         7.6.     No Adverse Change.........................................................................37
         7.7.     Books and Records.........................................................................37
         7.8.     Third Party Consents......................................................................37
         7.9.     No Casualty...............................................................................38
         7.10.    No Proceedings............................................................................38
         7.11.    Other Purchase Agreements.................................................................38

8.       Survival of Representations and Warranties;  Indemnification; Etc..................................38
         8.1.     Survival..................................................................................38

                                TABLE OF CONTENTS
                                -----------------

         8.2.     Seller's Agreement to Indemnify.......................................................... 39
         8.3.     Buyer's Agreement to Indemnify ...........................................................40
         8.4.     Indemnification Procedures................................................................40
         8.5.     Basket and Limitations....................................................................42
         8.6.     Exclusive Remedy..........................................................................43
         8.7.     Indemnification Payments..................................................................43
         8.8.     Right of Set-Off..........................................................................43
         8.9      Currenty Conversion.......................................................................43

9.       Additional Covenants...............................................................................44
         9.1.     Covenants Regarding Post-Closing Activities...............................................44
         9.2      Payments Received.........................................................................45
         9.3      Employment Matters........................................................................45
         9.4.     Customer Rebates and Warranty Claims......................................................47
         9.5.     Non-warranty Product Returns..............................................................47
         9.6      AquaSeal Warranty.........................................................................49
         9.7.     Removing Excluded Assets..................................................................50
         9.8.     Intentionally Deleted.....................................................................50
         9.9.     Retention of and Access to Records........................................................51
         9.10.    Change of Corporate Name..................................................................51

10.      Termination, Waiver and Amendment..................................................................51
         10.1.    Termination Provisions....................................................................51
         10.2.    Effect of Termination.....................................................................52
         10.3.    Amendment.................................................................................52
         10.4.    Waiver 52

11.      Miscellaneous......................................................................................52
         11.1.    Expenses..................................................................................52
         11.2.    Notices...................................................................................52
         11.3.    Entire Agreement..........................................................................54
         11.4.    Binding Effect and Benefit................................................................55
         11.5.    Assignability.............................................................................55
         11.6.    Severability..............................................................................56
         11.7.    Headings; Interpretation..................................................................56
         11.8.    Counterparts..............................................................................56
         11.9.    Governing Law.............................................................................56
         11.10.   Schedules.................................................................................56
         11.11.   Publicity.................................................................................57
         11.12.   Dispute Resolution........................................................................57
         11.13.   Definitions...............................................................................57

12(a).   Hunt Guarantee.....................................................................................52

12(b)    Neschen Guarantee..................................................................................52

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                                TABLE OF CONTENTS
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
13.      VAT ...............................................................................................52

14.      Pensions ..........................................................................................52

15.      Environmental......................................................................................60

                        AGREEMENT FOR PURCHASE OF ASSETS
                        --------------------------------


THIS AGREEMENT, made and entered into the 7th day of October, 2001, by and among HUNT CORPORATION, a Pennsylvania corporation ("Guarantor"), HUNT GRAPHICS EUROPE LIMITED, a company incorporated in England and Wales with registered number 2467428 ("Seller") NESCHEN AG, a legal entity formed under the Federal Republic of Germany Corporation Law ( "Parent"), and SEAL GRAPHICS UK LIMITED, a company incorporated in England and Wales with registered number 4276307 ("Buyer").

                  WHEREAS, the Seller wishes to sell and the Buyer wishes to purchase certain assets of the Seller related to the Business (as hereinafter defined); and

                  WHEREAS, the Seller wishes to assign to the Buyer, and the Buyer wishes to assume, certain existing contracts of the Seller identified in this Agreement; and

                  WHEREAS, the Guarantor and the Parent intend to enter into other agreements for the purchase of certain assets of the Guarantor related to the Business located in the United States of America (the "US Sale Agreement") and the Netherlands (the "NL Sale Agreement") and to approve the purchase of the shares of Hunt Graphics Pacific Limited, a Hong Kong subsidiary of the Guarantor (the "Hong Kong Agreement") (collectively, the "Other Purchase Agreements") as of the date hereof and the closing of the sale contemplated by this Agreement is conditional upon the closing of such Other Purchase Agreements;

                  WHEREAS, the Guarantor has agreed to enter into this Agreement to guarantee the obligations on the part of the Seller contained in this Agreement; and

                  WHEREAS, the Parent has agreed to enter into this Agreement to guarantee the obligations on the part of the Buyer contained in this Agreement.

                              W I T N E S S E T H:
                              --------------------

                  In consideration of the mutual undertakings herein contained, the parties hereto hereby agree as follows:

     1. Purchase and Sale

         1.1. Sale of Business.

         Subject to the terms and conditions and based upon the representations, warranties and covenants of the parties set forth in this Agreement, at the Closing, the Seller shall as legal owner with full title guarantee, except as otherwise expressly provided herein, with effect from 11.59 pm on 30th September 2001 (Eastern Standard Time) (the "Effective Time") sell, assign, transfer and convey to the Buyer, and the Buyer shall buy from the Seller, all of the assets and rights of the Seller materially relating to the Business of every kind and description wherever located on a going concern basis other than the Excluded Assets. For purposes of this Agreement, the term "Business" shall mean the graphics products business in England, as described in Schedule 1.1 to the Disclosure Letter, owned and operated by the Seller, which the Buyer intends to continue to conduct as a part of its own business with the assets to be purchased hereunder.

         1.2. Purchased Assets

         The above-referenced assets and rights materially relating to the Business to be sold hereunder as of the Effective Time (as hereinafter defined) are generally described as follows:

                  (a) all of the Seller's claims and rights under the contracts and leases (whether as lessee or lessor) relating to the Business including those enumerated on Schedule 1.2(a) to the Disclosure Letter (the "Assigned Contracts");

                  (b) all outstanding proposals to customers and customer orders relating to the Business at the Effective Time;

                  (c) any and all goodwill, know-how, customers' and suppliers' lists, slogans, labels, trade secrets, all other trade rights, secret processes, advertising material, the Seller's technical information and any other intangible property relating primarily to the Business including the trademarks and patents and the telephone and fax numbers enumerated on Schedule 1.2(c) to the Disclosure Letter;

                  (d) all of the Seller's equipment, tools, computers and computer software, telephone systems, trade fixtures, furniture and leasehold improvements relating to the Business, including those enumerated on Schedule 1.2(d) to the Disclosure Letter, with such changes in such items as shall occur in the Ordinary Course of Business between the Effective Time and the Closing;

                  (e) all of the Seller's office supplies, together with any stationery, and business forms relating to the Business which do not bear the Seller's or the Guarantor's name and address;

                  (f) all permits, licenses, franchises, consents, authorizations and similar instruments or acts relating to the Business to the extent they may lawfully be assigned or transferred as enumerated on Schedule 1.2(f) to the Disclosure Letter (the "Permits");

                  (g) all of the Seller's inventory and work in process relating to the Business at the Effective Time other than relating to the Excluded Business (the "Inventory");

                  (h) all books, records, forms and files relating to the operations of the Business or reflecting the operations thereof, but excluding therefrom the books of account and accounting records of the Seller relating to the Business ("Books of Account") and records the Seller and the Buyer shall have joint access to pursuant to other provisions of this Agreement;

                  (i) all property and casualty insurance benefits (other than product liability insurance benefits), including rights and proceeds, arising from or relating to the Purchased Assets (as hereinafter defined) or the Assumed Liabilities (as hereinafter defined) prior to the Effective Time;

                  (j) all claims of the Seller against third parties relating to the Purchased Assets, whether known or unknown, contingent or noncontingent, including all such claims set forth on Schedule 1.2(k) to the Disclosure Letter;

                  (k) all accounts receivable except as set out in Section 1.3(b). The Seller gives no warranty that the accounts receivable will be collectable and this is acknowledged by the Buyer.

         For convenience of reference, all the assets and rights to be transferred, conveyed and assigned to the Buyer in accordance with the provisions of this Section 1 are sometimes hereinafter collectively referred to as the "Purchased Assets".

         1.3. Excluded Assets

         Notwithstanding anything to the contrary contained in Section 1.2 or elsewhere in this Agreement, the following assets of Seller (or, as the case may be, Aquabind) (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller after the Closing:

                  (a) all cash, cash equivalents and short-term investments existing at the Effective Time;

                  (b) accounts receivable from affiliates of the Seller and accounts receivable relating to the Excluded Business (as defined in Section 1.3(i) below existing at the Effective Time and proceeds thereof);

                  (c) the corporate names and corporate records of the Seller;

                  (d) all claims for refund of taxes and other governmental charges of whatever nature at the Effective Time;

                  (e) all rights of the Seller under this Agreement and the other agreements and instruments of the parties set forth in Section 1.7;

                  (f) the properties, assets, rights and claims expressly set forth on Schedule 1.3(f) to the Disclosure Letter;

                  (g) freehold land known as land to the east of Wollaston Way, Basildon, Essex as is registered with title absolute under title number EX649379 and leasehold land and buildings known as Unit 6, Scimitar Centre, Courtauld Road, Basildon, Essex registered with title absolute under title number EX463880 and the Seller's interest (if any) and Aquabind's interest in the freehold interest in land and buildings described as the Chester Property in Part A1(b) of Schedule 1.3(g) and the Seller's interest in the Wollaston Headlease as described in Part A1(a) of Schedule 1.3(g).

                  (h) the Books of Account.

                  (i) all right to sell foam board to Staples and sales of the X-ACTO product range (together "the Excluded Business").

         1.4. Assumed Liabilities

         As of the Closing Date, the Buyer shall assume and agree to discharge only the following liabilities of the Seller effective as of the Effective Time (the "Assumed Liabilities"):

                  (a) any liability to the customers of the Business incurred by the Seller in the Ordinary Course of the Business for orders outstanding as of the Effective Time reflected on the Seller's books (other than any liability arising out of a breach that occurred prior to the Effective Time);

                  (b) certain rebate obligations to customers of the Business with respect to invoices for sales of equipment, products and services dated after the Effective Time in accordance with Section 9.4(a) hereof;

                  (c) bona fide warranty obligations, as described on Schedule 1.4(c) to the Disclosure Letter, for equipment and consumable products of the Business manufactured prior to the Effective Time, subject to the Seller's obligations set forth in Section 9.4(b) hereof;

                  (d) any liability to the customers of the Business arising out of Non-warranty Returns of products of the Business after the Effective Time authorized either orally or in writing by the Buyer prior to or after the Effective Time in accordance with Section 9.5 hereof;

                  (e) any liability arising after the Effective Time under the Assigned Contracts (other than any liability arising under the Assigned Contracts described on Schedule 1.4(e) to the Disclosure Letter or arising out of a breach that occurred prior to the Effective Time);

                  (f) any liability of the Seller arising after the Effective Time under any Assigned Contract included in the Purchased Assets that is entered into by the Seller after the date hereof in accordance with the provisions of this Agreement (other than any liability arising out of a breach that occurred prior to the Effective Time).

         1.5. Excluded Liabilities

         Such sale shall be made free and clear of, and the Seller shall remain liable for, all liabilities, obligations and encumbrances, business, legal or other, whether incurred or accrued as of the Effective Time or thereafter, whether known or unknown (collectively, the "Excluded Liabilities"), except the Assumed Liabilities that are being assigned and transferred to the Buyer as contemplated by Section 1.4 hereof and except as otherwise provided in Sections 9.4, 9.5 and 9.6 of this Agreement. Notwithstanding anything to the contrary contained herein, Excluded Liabilities shall include, without limitation, every liability of the Seller other than the Assumed Liabilities, including:

                  (a) any liability arising out of or relating to products of the Seller to the extent manufactured or sold prior to the Effective Time other than to the extent assumed under Section 1.4;

                  (b) certain obligations for customer rebates committed to either orally or in writing by the Seller with respect to invoices for sales of equipment, products and services dated prior to the Effective Time in accordance with Section 9.4(a) hereof;

                  (c) certain liabilities to customers related to the Business incurred by the Seller under written warranty agreements in accordance with
Section 9.4(b) hereof;

                  (d) any liability of the Seller arising out of Non-warranty Returns of products authorized either orally or in writing by the Seller prior to the Effective Time in accordance with Section 9.5 hereof;

                  (e) any liability under any Assigned Contract that arises prior to the Effective Time or that arises after the Effective Time but that arises out of or relates to any breach that occurred prior to the Effective Time;

                  (f) any liability for taxes, including (A) any taxes arising as a result of the Seller's operation of the Business or ownership of the Purchased Assets prior to the Effective Time and (B) any taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement other than stamp duty which shall be paid in accordance with Section 11.1 and VAT which shall be paid in accordance with Section 13;

                  (g) any liability under any contract not assumed by the Buyer under Section 1.4, including any liability arising out of or relating to the Seller's credit facilities or any security interest related thereto;

                  (h) any liability under any Environmental Law (as defined in Section 3.23 hereof) arising out of or relating to:

                           (a) the operation of the Business by the Seller prior
to the Closing Date; or

                           (b) the Seller's or Aquabind's leasing, ownership or
operation of the Properties (as defined in Section 3.6(a)) prior to either the Closing Date or the occupation by the Buyer of the Properties (whichever is the later); or

                           (c) such actual liability as may be disclosed by a
Phase 1a Assessment ("the First Audit") of the Properties to be carried out in accordance with Section 8 of Annex C of version 2 of the Environment Agency Guide for IPC Applicants dated December 2000 ("the report guidance") immediately after the Closing Date and which can be identified as having arisen prior to the Buyer's occupation and use of the Properties; or

                           (d) any other liability not disclosed by the First
Audit and not the liability of the Buyer pursuant to Section 15.1 which becomes apparent during or after the occupation by the Buyer of the Properties (as defined in Section 3.6(a));

                  (i) any liability arising out of or relating to the Seller's closing and/or vacating of any plant, factory, facility, office or other physical structure operated by the Seller in connection with the Business that is not being leased by, or whose lease is otherwise not being assumed by, the Buyer;

                  (j) any liability of the Seller to any shareholder of the Seller or any related person or entity of the Seller or any shareholder of the Seller;

                  (k) any liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of the Seller;

                  (l) any liability to distribute to any of the Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

                  (m) any liability arising out of any proceeding, action or suit pending as of the Effective Time;

                  (n) any liability arising out of any proceeding, action or suit commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

                  (o) any liability arising out of or resulting from the Seller's compliance or noncompliance with any law, ordinance, principle of common law, regulation or treaty or any order, injunction, judgment, decree, ruling or assessment or arbitration award of any governmental body or authority;

                  (p) any liability of the Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby and thereby;

                  (q) except as otherwise specifically provided herein, any liability of the Seller for the action or omission of the Seller, its employees or agents in connection with services related to the Business performed by the Seller, its employees or agents prior to the Effective Time;

                  (r) subject to the provisions of paragraph 9 of Schedule 14 any liability arising out of or resulting from the fact that the Seller's Scheme (as defined in Schedule 14) is not fully funded at the Effective Time and any liability for a share of any debt on the employer that occurs in relation to the Seller's Scheme (as defined in Schedule 14) if the winding up process is commenced in relation to the Seller's Scheme prior to the Payment Date (as defined in Schedule 14);

                  (s) any liability relating to the Excluded Business;

                  (t) any liability relating to a leasing agreement for the car used by Derek Wotton;

                  (u) any liability relating to any agreement between the Seller and any affiliate of the Seller or the Guarantor including distributorship agreements and inter-company accounts payable;

         The Seller shall indemnify and hold harmless the Buyer, and its shareholders, officers and directors in accordance with Section 8 hereof from and against all Excluded Liabilities.

         1.6. Closing Date

         The closing of the transactions contemplated hereby (the "Closing") shall occur 9 October, 2001 (the "Closing Date"), unless this Agreement is terminated for failure of any condition set forth in Section 7 hereof to continue to be met satisfactorily as of or on said Closing Date. The Closing Date may be extended by mutual agreement of the parties hereto, provided that all conditions set forth in Section 7 continue to be satisfied, as of the new Closing Date, so extended. The Closing will take place at the offices of Maxwell Batley at 27 Chancery Lane London WC2A 1PA on the said Closing Date. The Closing shall be effective as of the Effective Time. The Seller shall be deemed to have operated the Business for the benefit of the Buyer during the period between the Effective Time and the Closing Date.

         1.7. Closing Obligations

         In addition to any other documents to be delivered under other provisions of this Agreement, on the Closing Date:

                  (a) The Buyer shall take possession from the Seller of and title to all of the Purchased Assets and the Seller shall deliver (or as the case may be) procure the delivery of to the Buyer:

                           (i) assignments of all of the Purchased Assets that
are intangible personal property in the form of Exhibit A, executed by the Seller;

                           (ii) a sub-lease of leasehold land and buildings
known as Unit 1, Watkins Close, Wollaston Way, Basildon, Essex as to which the Seller's reversionary title is registered with title absolute under title number

EX594560 ("the Wollaston Property") in the form of Exhibit B executed by the Seller in escrow pending formal consent of the superior landlord to the Wollaston Lease and the grant of a court order ("Wollaston Lease");

                           (iii) a lease of freehold land and buildings known as
land and buildings on the east side of Chester Hall Lane, Pipps Hill Industrial Estate, Basildon, Essex as to which the Seller's reversionary title is registered with title absolute under title number EX533936 and land and buildings on the north side of Bentalls, Basildon, Essex registered with title absolute under title number EX311537 ("the Chester Property") in the form of Exhibit C executed by Aquabind Limited ("Aquabind") in escrow pending grant of a court order ("Chester Lease") (together with the Wollaston Lease "the Leases");

                           (iv) copies of the requisite consent in writing to
the grant of the Wollaston Lease from the superior landlord PROVIDED THAT if such formal consent has not been issued in principle or executed and delivered by the reversioner of the Wollaston Lease by the Closing Date the provisions of Part B of Schedule 1.3(g) shall apply;

                           (v) comfort letters from environmental bodies or
evidence reasonably acceptable to the Buyer that permits will be transferred or new permits issued;

                           (vi) such other deeds, assignments, documents and
other instruments of transfer and conveyance as may reasonably be requested by the Buyer, each in form and substance satisfactory to the Buyer and the Seller and their respective legal counsel and executed by the Seller;

                           (vii) a certified copy of the minutes of a meeting of
the board of directors of the Seller approving the execution and delivery of this Agreement and other documents to be delivered at Closing;

                           (viii) an opinion of Drinker Biddle & Reath LLP,
dated the Closing Date, in the form of Exhibit D;

                           (ix) court orders excluding the Leases from the
provisions of Sections 24 to 28 of the Landlord and Tenant Act 1954 Part II PROVIDED THAT if such court orders are not available on the Closing Date or if the superior landlord of the Wollaston Lease requires amendment to the Wollaston Lease the provisions of Part C of Schedule 1.3(g) shall apply;

                           (x) a side letter relating to repair of the Wollaston
Property in escrow in the form of Exhibit E signed by the Seller.

                  (b) The Buyer shall deliver to the Seller:

                           (i) The payments to the extent specified in Section
2.2,;

                           (ii) the Wollaston Lease and the Chester Lease
executed by the Buyer and the Parent (in the case of the Wollaston Lease) together with a signed letter relating to repair of the Wollaston Property signed by the Buyer in escrow in the same way as the Seller in the case of the Wollaston Lease together with an opinion letter from a German lawyer as to the capacity of the Parent for the reversioner, if available;

                           (iii) an opinion of Abels , Decker, Kuhfuss &
Partner, dated the Closing Date, in the form of Exhibit F;

                  (c) a certified copy of the minutes of a meeting of the board of directors of the Buyer approving the execution and delivery of this Agreement and other documents to be delivered at Closing.

                  (d) The documents enumerated in subsections (a), (b) and (c) above (other than the opinions of Counsel) are referred to collectively as the "Closing Documents".

                  (e) The Buyer shall arrange for Employers Liability Insurance and Motor Insurance to be in force in respect of the Business on the Closing Date.

         1.8. Further Assurances

                  (a) The Seller shall, from time to time, at the Buyer's request and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Section 1.7 including assignments of any or all of the Registered Marks and Patents listed in Schedule 3.12 to the Disclosure Letter, and take such other action, as may be reasonably necessary to transfer, convey to or assign more effectively to the Buyer, or to put the Buyer in possession of, any property being transferred, conveyed or assigned and delivered hereunder.

                  (b) Further, the parties shall, from time to time, at the request of the other parties and without further consideration, take such actions as the other parties shall reasonably request in order to effect the purposes of this Agreement.

     2. Purchase Price

         2.1. Purchase Price

         Subject to the adjustments and apportionments hereinafter required in this Section 2 and subject to the terms of this Agreement and in reliance upon the warranties, representations and covenants of the Guarantor and the Seller contained herein, the Buyer shall pay the Seller, in full consideration for the Purchased Assets,

                  (a) the sum of eight million eight hundred and ninety five thousand euros (8,895,000) (the "Fixed Amount") allocated among the Purchased Assets (other than inventory and accounts receivable) in the manner set forth in
Schedule 2.1(a) to the Disclosure Letter; plus

                  (b) the sum of one million four hundred and thirty thousand six hundred and eighty five pounds sterling ((pound)1,430,685) (the "Baseline Inventory Amount"), subject to adjustment pursuant to Section 2.3; plus

                  (c) the sum of eight hundred and seventy one thousand six hundred and twenty four pounds sterling ((pound)871,624) for the accounts receivable.

         2.2. Payment of the Purchase Price

         The Purchase Price shall be payable as follows:

                  (a) the Fixed Amount and the sum for the accounts receivable shall be paid at the Closing by wire transfer of immediately available funds to the Seller, said wire to be initiated by the Buyer on the Closing Date; and

                  (b) two hundred and four thousand eight hundred and twenty pounds Sterling ((pound)204,820) of the amount to be paid for the Baseline Inventory Amount (the "Escrow Amount") shall be paid at the Closing by wire transfer delivery of immediately available funds to the Escrow Account (as defined in Schedule 14) which shall be operated in accordance with the terms set out in Schedule 14;

                  (c) nine hundred and thirty nine thousand seven hundred and twenty eight pounds Sterling ((pound)939,728), being an amount equal to eighty percent (80%) of the Baseline Inventory Amount less the Escrow Amount, shall be paid at the Closing by wire transfer of immediately available funds to the Seller to be initiated by the Buyer on the Closing Date. The balance of the Baseline Inventory Amount (the "Inventory Holdback") shall be retained by the Buyer until released to the Seller in accordance with Section 2.3 hereof.

         2.3. Physical Inventory Adjustment

                  (a) A physical inventory or cycle counting, or a combination of the two, as the Buyer shall determine, of the Seller's Stock other than stock relating to the Excluded Business shall be performed by the Buyer and the Seller as of the Effective Time (the "Closing Inventory") within five (5) days after the Closing. The Closing Inventory shall be taken in accordance with the principles set forth on Schedule 2.3(a) to the Disclosure Letter (the "Inventory Evaluation Principles"). The Purchase Price shall be increased or decreased by the amount, if any, by which the amount of the inventory as so determined (the "Adjusted Inventory Amount") is greater than or less than the Baseline Inventory Amount. The resulting adjustment is called the "Inventory Adjustment".

                  (b) If the Adjusted Inventory Amount is greater than the Baseline Inventory Amount, then such excess amount and the Inventory Holdback shall be paid within thirty (30) days of the Closing Date to the Seller by the Buyer, unless the Buyer delivers a Dispute Notice with regard to the Adjusted Inventory Amount to the Seller in accordance with this Section 2.3.

                  (c) If the Adjusted Inventory Amount is less than the Baseline Inventory Amount, then the Buyer shall offset the Inventory Holdback against any deficiency and either (i) the Buyer shall release to the Seller any Inventory Holdback in excess of such deficiency or (ii) the Seller shall pay to the Buyer any deficiency in excess of the Inventory Holdback. Any release or payment of funds pursuant to this subsection shall occur within thirty (30) days of the Closing Date unless the Seller delivers a Dispute Notice with regard to the Adjusted Inventory Amount to the Buyer in accordance with this Section 2.3.

                  (d) In the event either the Buyer or the Seller deliver a Dispute Notice to the other party, an interim Adjusted Inventory Amount shall be paid to the appropriate party based upon average of the Seller's and the Buyer's Adjusted Inventory calculations within five (5) days after the delivery of such Dispute Notice with an adjustment to be made, if required, upon a final resolution of such dispute in accordance with this Section 3.3.

                  (e) Any amount owed by either the Buyer or the Seller after a final resolution of a dispute in accordance with this Section 2.3 shall be paid to the appropriate party within five (5) business days after such final resolution.

                  (f) In the event that the Buyer and the Seller do not agree upon the Adjusted Inventory Amount, then either party may deliver to the other party written notice (a "Dispute Notice") within fifteen (15) days following the Closing Date. Such Dispute Notice shall set forth in reasonable detail a description of the Dispute. Within ten (10) days after the delivery of any such Dispute Notice, the Buyer and the Seller shall meet at a mutually acceptable time and place and thereafter as often as such parties reasonably deem necessary and shall, in good faith, cooperate in an attempt to resolve such Dispute.

                  (g) If any Dispute is not finally resolved within twenty (20) business days after the delivery of a Dispute Notice, as aforesaid, or if the parties shall fail to meet within ten (10) days after the delivery of any such Dispute Notice, then the Dispute shall be referred to a partner at Ernst & Young, London (the "Arbitrator") for resolution in accordance with the terms hereof (the "Arbitration"), and in any event as soon as practicable.

                  (h) In the event that the Arbitrator referred to in (g) above is then unwilling or unable to serve as the Arbitrator, the President for the time being of the Institute of Chartered Accountants for England and Wales shall select another nationally recognized firm of accountants to serve as the Arbitrator.

                  (i) The Arbitrator shall hold a hearing within thirty (30) days of the submission of the Dispute for arbitration (the "Hearing") and shall render a decision within thirty (30) days of the conclusion of such hearing. Each party hereto may file with the Arbitrator such briefs, affidavits and supporting documents as they deem appropriate.

                  (j) The Arbitrator shall only be authorized on any one issue to decide in favor of and choose the position of either of the parties hereto or to decide upon a compromise position between the ranges presented by the parties to such arbitration.

                  (k) The Arbitrator's decision regarding its final resolution of any Dispute (the "Decision") shall be in writing, shall set forth the calculations made in reaching its decision, shall describe the manner in which such calculations were made and shall include a representation that the manner so used was in accordance with the Inventory Evaluation Principles. The Decision shall specifically set forth the amount of any adjustment required to be made to the Purchase Price pursuant to Section 2.3(a).

                  (l) Any such Arbitration shall take place in London unless the parties shall mutually agree on another location. The Arbitration shall be governed by the Arbitration Act 1996 and judgment upon the award of the Arbitrator may be entered by any court having jurisdiction thereof.

                  (m) The fees and expenses of the Arbitrator shall be shared equally by the Buyer and the Seller. Upon the request of the Arbitrator, each party hereto agrees to enter into an arbitration agreement providing reasonable protection to the Arbitrator, in such form as may be mutually acceptable to the Arbitrator and the parties hereto.

         2.4. Closing Settlement

                  (a) All amounts of a periodical nature including payments under or pursuant to the Assigned Contracts, permits, prepaids, accrued salary costs and other items which are payable or receivable in respect of the Business set forth on Schedule 2.4 to the Disclosure Letter relating to a period of time both prior to and after the Effective Time has been apportioned between the Buyer, on the one hand, and the Seller, on the other hand, as of the Effective Time. The parties agree to settle amounts due regarding such apportionment at the Closing.

                  (b) The amount to be paid by the Buyer pursuant to this
Section 2.4 shall be paid to the Seller within seven days of agreement.

     3. Representations and Warranties of the Seller

         The Seller hereby represents and warrants to the Buyer as follows: (The parties agree that each disclosure set forth in the disclosure letter of even date herewith from the Seller and the Guarantor to the Buyer (the "Disclosure Letter") with respect to a specific section of this Section 3 shall not constitute a disclosure with respect to any other specific section of this
Section 3 unless specifically cross referenced therein.)

         3.1. Capacity; Power

         The Seller is duly incorporated and validly existing under the laws of England and has all requisite power to own, lease and operate its properties and to carry on the Business as currently conducted by the Seller. A true and correct copy of the Memorandum and Articles of Association of the Seller as in effect on the date hereof has been delivered to the Buyer. The Seller is not, either actually or potentially, in violation of any provision of its Memorandum and Articles of Association which violation would adversely affect the Seller's ability to consummate the transactions contemplated hereby or the Business, the Purchased Assets or the Assumed Liabilities.

         3.2. Effect of Agreement

         Except as set forth on Schedule 3.2 of the Disclosure Letter, the execution, delivery and performance of this Agreement and the Closing Documents by the Guarantor and the Seller, with or without the giving of notice and/or the passage of time, will not: (a) violate any provision of law applicable to the Guarantor or the Seller; (b) conflict with, result in the breach or termination of any provision of, or constitute a default under the Guarantor's charters or by-laws or the Seller's Memorandum and Articles of Association or any indenture, mortgage, note, deed of trust, license, permit, lease, obligation or other agreement or instrument to which the Guarantor or the Seller is a party or by which the Seller or any of the Purchased Assets of the Seller may be bound; (c) accelerate or permit the acceleration of any performance of any duty or obligation or the payment of any indebtedness required of the Guarantor or the Seller; (d) result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Seller (e) violate any order, ruling, writ, injunction or decree of any court, administrative agency or governmental body which violation would adversely affect the Guarantor's or the Seller's ability to consummate the transactions contemplated hereby or the Business, the Purchased Assets or Assumed Liabilities; or (f) be an event which would permit any party to terminate any agreement relating to the Business.

         3.3. Corporate Authorization

         This Agreement, the Closing Documents to which the Guarantor and the Seller are parties, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the boards of Directors and, to the extent required, the shareholders, of the Guarantor and the Seller, and this Agreement and such Closing Documents, have been duly executed and delivered on behalf of each of the Guarantor and the Seller. This Agreement and the other Closing Documents to which the Guarantor and the Seller are parties, when duly executed by the Guarantor and the Seller and delivered by all the parties hereto or thereto, as the case may be, will be the legal, valid and binding obligations of the Guarantor and the Seller, as the case may be, enforceable in accordance with their respective terms except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws, now or hereafter in effect relating to creditors, rights and remedies generally and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

         3.4. Absence of Certain Changes or Events

         Since December 3, 2000, the Business has been operated in the Ordinary Course of Business and the Seller has used its reasonable efforts to preserve the goodwill of the person or entity (a "Person") or Persons with whom or which it has business relationships in connection with the Business and the Seller has not:

                  (a) incurred any obligation or liability relating to the Business (fixed or contingent) except in the Ordinary Course of Business;

                  (b) mortgaged, pledged or subjected to lien, charge, security interest or to any other encumbrance (other than Permitted Encumbrances as defined in Section 3.6) any of its assets relating to the Business;

                  (c) transferred, leased or otherwise disposed of any of its assets or properties relating to the Business except in the Ordinary Course of Business;

                  (d) canceled or compromised any debt or claim relating to the Business except in the Ordinary Course of Business;

                  (e) except as set forth on Schedule 3.4(e) to the Disclosure Letter waived or released any rights of any material value relating to the Business;

                  (f) transferred or granted any rights under any patent application, lease, license, agreement, letter of patent, invention, trademark, trade name or copyright relating to the Business;

                  (g) suffered any damage, destruction or loss in excess of (pound)35,000 with respect to the Business, whether or not such damage, destruction or loss shall have been insured against;

                  (h) except as set forth on Schedule 3.4(h) to the Disclosure Letter suffered any other material adverse change in the financial condition of the Business except such changes as are related to the general economic or market conditions;

                  (i) made or entered into any contract or commitment to make any capital expenditure relating to the Business in excess of(pound)35,000;

                  (j) changed any significant method of accounting or accounting practice relating to the Business;

                  (k) made or granted any general wage or salary increase or entered into any employment contract with any Employee of the Business earning in excess of (pound)35,000 per annum except as set forth in Schedule 3.4(k); or

                  (l) entered into any transaction relating to the Business other than in the ordinary course in excess of (pound)35,000.

         3.5. Accounts

                  (a) The audited balance sheet of the Seller as at 3 December 2000 ("Accounting Date") and the audited profit and loss account of the Seller for the financial year of the Seller ended on the Accounting Date and the directors' report and other documents annexed thereto ("the Accounts") disclosed in Schedule 3.5 to the Disclosure Letter comply with the requirements of the Companies Acts 1985 and 1989 and statutory instruments in force at the time of their preparation and other applicable statutes and regulations and (save as disclosed in the Accounts or in any note thereto) with generally accepted UK accounting principles and practices. Without prejudice to the generality of the foregoing:

                           (i) the balance sheet contained therein gives a true
and fair view of the state of affairs of the Seller at the Accounting Date;

                           (ii) the profit and loss account contained therein
gives a true and fair view of the profit of the Seller and of the nature and progress of the business of the Seller during the financial period to which it relates.

                  (b) The management accounts of the Seller for the period from the Accounting Date to 3 June 2001 disclosed in Section 3.5 to the Disclosure Letter have been prepared in accordance with US GAAP and give a materially accurate view of the financial position of the Seller as at the end of the period to which they relate having regard to the nature of management accounts.

         3.6. Properties/Purchased Assets

                  (a) Part A1 of Schedule 1.3(g) specifies all land and buildings owned, used or occupied by the Seller (or in the case of the Chester Property, Aquabind) for the purposes of the Business whether freehold or leasehold or of any other tenure and situated in England and Wales (being the Wollaston Property and the Chester Property ("the Properties")) and Part A2 of the said Schedule specifies all the rights vested in the Seller and in the case of the Chester Property, Aquabind relating to the Excluded Properties not the subject of this agreement and:

                  (b) all deeds and other documents necessary to establish title to each of the Properties are in the possession of or held to the order of the Seller or Aquabind as the case may be;

                  (c) save as disclosed in the Disclosure Letter, replies to enquiries, replies contained in correspondence passing between the Seller's legal counsel and the Buyer's legal counsel there are no rights, interests, covenants, restrictions, reservations, licences or easements or any disputes or outstanding notices (whether given by a lessor, a local authority or any other person) or in the case of the Wollaston Headlease (as defined in Schedule 1.3(g)) rights for the lessor to break the term or (without prejudice to the generality of the foregoing) any other matters or things which would materially adversely affect the proper use and enjoyment of the Properties for the purpose of the business now being carried on or at the Properties by the Seller;

                  (d) all covenants, restrictions and obligations (whether statutory or otherwise) affecting all or any part of the Properties disclosed in the Disclosure Letter or in replies to enquiries or in documents supplied to the Buyer's legal counsel have been complied with in all material respects and will pending Closing continue to be save as revealed in the Disclosure Letter and replies to enquiries and (without prejudice to the generality of the foregoing) all outgoings in relation to the Properties have been paid to date and in the case of the Wollaston Headlease (but without prejudice to the generality of the foregoing) all rents have been paid to date and no notice of any alleged breach of any of the terms of documents set out in Part D of Schedule 1.3(g) to this Agreement or the Wollaston Headlease has been served on the Seller and the last demands (or receipts if received) for rents under the Wollaston Headlease are unqualified and the Wollaston Headlease remains in full force and effect and the Seller has experienced no problems in exercising rights of way to the highway of Chester Hall Lane;

                  (e) the Seller has had no notice of any breach in respect of the carrying on of the Business at the Properties in breach of any provision of planning law or any statute or statutory instrument relating thereto.

                  (f) excluding the Properties the Seller has good and marketable title or a valid, binding, leasehold interest in all of the other assets (real and personal) which are necessary to conduct the Business as conducted by the Seller prior to the date of this Agreement free and clear of all liens, claims and encumbrances other than Permitted Encumbrances. Excluding the Properties on the Closing Date, the Seller will transfer to the Buyer good and marketable title to, or a valid and binding leasehold interest in, the Purchased Assets, free and clear of all liens, encumbrances, mortgages, pledges and adverse claims other than Permitted Encumbrances. All of the tangible assets will be located at the Properties. As used herein "Permitted Encumbrances" means liens set out in Schedule 3.6 to the Disclosure Letter.

         3.7. Condition and Sufficiency of Assets

         Except as set forth in Schedule 3.7 to the Disclosure Letter the Purchased Assets described in Section 1.2, (i) meet the current needs of the Seller in connection with the Business, (ii) are satisfactory (together with the assets and/or shares of subsidiaries of the Guarantor to be simultaneously acquired by affiliates of the Parent) for the needs of the Business as currently conducted by the Seller and (iii) except as set forth in Schedule 3.7 at the Closing Date, will be undamaged, in proper repair and working order and reasonably suitable for the uses for which intended.

         3.8. Litigation, Etc.

         Except as set forth on Schedule 3.8 to the Disclosure Letter, there is no lawsuit, arbitration, action, claim, investigation or administrative proceeding or governmental investigation by any Person pending against the Seller in any court or before any state, municipal or other governmental agency or instrumentality or non-governmental body or to the Knowledge of the Seller threatened against or affecting the Seller's properties or assets or the Business, or the Seller's directors or officers which, if adversely determined against them or the Business, as the case may be, could reasonably be expected to adversely affect the financial condition, business, assets or liabilities of the Business, and the Seller has no knowledge that there is any basis or ground for any such suit, action, claim, investigation or proceeding.

         3.9. Books and Records

         The books and records of the Seller relating to the Business are in all material respects complete and correct and have been maintained in accordance with good business practice.

         3.10. Affiliate Agreements; Guaranties

         No employee, officer or director has any direct or indirect interest beneficially or legally (other than by way of his status as a shareholder, employee, officer or director of the Seller or the Guarantor) in, or is a party to, any lease, agreement, or other obligation of any kind relating to the Business to which the Seller is also a party, nor any of the material assets, real or personal, used by the Seller in the Business.

         3.11. Employment and Pensions

                  (a) The employees whose names are set forth in Schedule 3.11 to the Disclosure Letter ("Employees") are the only employees of the Business, and full and accurate details of the terms and conditions of their employment including the date of commencement of their continuous period of employment and all the terms of their employment (including any arrangements or assurances, whether or not having the force of law as to the future variations, whether or not having retrospective effect) are set out in Schedule 3.11 to the Disclosure Letter and none of the Employees is under notice of termination of employment and no compensation or gratuitous payment of any kind has been made or promised by the Seller in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any of the Employees.

                  (b) No dispute exists between the Seller and a material number or category of its employees nor are there any present circumstances known to the Seller which are likely to give rise to any such dispute nor is there any contract, agreement or arrangement whether legally binding or otherwise between the Seller and any trade union or other body or organisation representing any employees of the Seller.

                  (c) No undertaking or assurances (whether or not having the force of law) have been given to any of the Employees as to the continuance or introduction or increase or improvement of any pension rights or entitlements or as to redundancy payments (or any right or entitlement thereto) in excess of the statutory minimum payment or as to any other terms or conditions of employment which in any such case the Buyer would be required to implement in accordance with good industrial relations practice and whether or not there is any legal obligation so to do.

                  (d) The Seller has in relation to each of the Employees complied with:

                           (i) all obligations imposed on it by all statutes,
regulations and codes of conduct and practice relating to or affecting the employment of the Employees or in relation to any trade union and has maintained current, adequate and suitable records regarding the service and terms and conditions of employment of each of the Employees;

                           (ii) all collective agreements, recognition
agreements and customs and practices for the time being dealing with such relations or the conditions of service of the Employees; and

                           (iii) all relevant orders, awards and recommendations
made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service or otherwise in relation to the Employees.

                  (e) Within the period of one year ending on the date hereof the Seller:

                           (i) has not given notice of any redundancies to the
Secretary of State or started consultations with any independent trade union or unions under the provisions of Section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992; and

                           (ii) has not been a party to any relevant transfer as
defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 and any subsequent re-enactment or modification thereof ("Transfer Regulations") nor has the Seller failed to comply with any duty to inform and consult any independent trade union under the said Transfer Regulations.

                  (f) Material particulars, including where appropriate copies of all trust deeds and rules together with copies of all amending deeds and resolutions, of all plans, schemes, or arrangements in relation to death, disability or retirement for or in respect of the Employees as well as any obligations which cover death, disability or retirement for or in respect of the Employees which the Seller is currently making, or may become liable to make, have been disclosed and no death, disability or retirement gratuity is currently being paid or has been promised by the Seller to or in respect of any of the Employees.

                  (g) Material particulars of the basis on which the Seller makes, or is liable to make, contributions to any of the plans, schemes or arrangements referred to in paragraph (f) hereof have been disclosed in writing to the Buyer.

                  (h) All contributions which are payable by the Seller in respect of any of the plans, schemes or arrangements referred to in paragraph
(f) hereof and all contributions due from the Business's Employees as members of such plans, schemes or arrangements have been duly made at the date hereof and the Seller has substantially fulfilled all its obligations thereunder at the date hereof.

                  (i) Save as disclosed in the Disclosure Letter and in respect of any such plan, scheme or arrangement so disclosed:-

                           (a) liabilities for benefits accrued in respect of
service completed at the date hereof are fully secured on the MFR basis taking account of salaries to the date of leaving and statutory increases to normal retirement date and increases in pensions on the basis of realistic actuarial and financial assumptions and the obligations imposed on such a plan, scheme or arrangement as a result of Barber -v- Guardian Royal Exchange;

                           (b) any such plans, schemes or arrangements are
exempt approved schemes and/or retirement annuities approved, or capable of being approved, under the Income and Corporation Taxes Act 1988 ("Taxes Act") and the Seller is not aware at the date hereof of any material reasons why any such approval could be withdrawn;

                           (c) all plans, schemes or arrangements have been
substantially administered in accordance with the preservation requirements within the meaning of section 63 of the Social Security Act 1973, the equal access requirements of Part IV of the Society Security Pensions Act 1975, the contracting-out requirements of Part III of the Social Security Pensions Act 1975 and substantially in accordance with the trusts, powers and provisions of such plans, schemes or arrangements;

                           (d) no undertakings or assurances have been given to
any Employee as to the continuance or introduction or increase or improvement of any pension rights or entitlements which any Employee and/or Buyer would be required to implement in accordance with good industrial relations' practice and whether or not there is any legal obligation so to do;

                           (e) no power to augment benefits has been exercised
subsequent to 1st October 2000;

                           (f) no discretion has been exercised to admit to
membership a present or former director or employee who would not otherwise be eligible for admission to membership;

                           (g) no discretion has been exercised to provide in
respect of a member a benefit which would not otherwise be provided; and

                           (h) all benefits (other than a refund of
contributions with interest where appropriate) payable on the death of a member while in service to which such plan, scheme or arrangement relates, or during a period of sickness or disability of a member, are, at the date hereof, fully insured under a policy effected with an insurance company to which the Insurance Companies Act 1982 applies.

         3.12. Intellectual Property Assets

                  (a) The term "Intellectual Property Assets" means the intellectual property owned or licensed (as licensor or licensee) by the Seller relating to the Business (other than Excluded Assets) in which the Seller has a proprietary interest, set forth below:

                           (i) the trade names, registered trademarks
("Registered Marks") and unregistered trademarks, service marks and applications relating to the Business (collectively, "Marks") listed in Schedule 3.12(a)(i) to the Disclosure Letter;

                           (ii) the registered patents, patent applications and
inventions and discoveries that may be patentable relating to the Business (collectively, "Patents") listed in Schedule 3.12(a)(ii) to the Disclosure Letter;

                           (iii) the copyrights in both published works and
unpublished works relating to the Business (collectively, "Copyrights");

                           (iv) all proprietary know-how, trade secrets, and
confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints relating to the Business (collectively, "Trade Secrets");

                           (v) all rights, if any, in internet web sites and
internet domain names presently used by the Seller in connection with the Business listed in Schedule 3.12(a)(v) to the Disclosure Letter (collectively "Net Names").

                  (b) Schedule 3.12(b) to the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Seller, and the Seller has delivered to the Buyer accurate and complete copies, of all the Seller's written contracts and agreements relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than (pound)7,000 under which the Seller is the licensee. There are no outstanding and, to the Seller's Knowledge, no threatened disputes or disagreements with respect to any such contract or agreement.

                  (c) Except as set forth in Schedule 3.12(c) to the Disclosure Letter the Intellectual Property Assets are all those necessary for the operation of the Business in all material respects as it is currently conducted. The Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all encumbrances, and has the right to transfer or use without payment to a third party all of the Intellectual Property Assets, other than as set forth in Schedule 3.12(c).

                           (i) Except as set forth in Schedule 3.12(c) to the
Disclosure Letter all current employees and to the Seller's Knowledge former employees of the Seller have executed written contracts or agreements with the Seller that assign to the Seller all rights to any inventions, improvements, discoveries or information relating to the Business.

                  (d) Except as set forth Schedule 3.12(d) to the Disclosure
Letter:


                           (i) All of the issued Patents are currently in
compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and, to the Seller's Knowledge, enforceable, and are not subject to any patent office deadlines for the payment of fees or the taking of steps falling due within ninety (90) days after the Closing Date.

                           (ii) No Patent has been or is now involved in any
interference, reissue, reexamination, or opposition proceeding. To the Seller's Knowledge, there is no potentially interfering patent or patent application of any third party.

                           (iii) To the Seller's Knowledge no Patent is
infringed or, has been challenged or threatened in any way and none of the products manufactured or sold, nor any process or know-how used, by the Seller infringes or to the Seller's knowledge is alleged to infringe any patent or other proprietary right of any other Person.

                           (iv) All products made, offered for sale or sold
under the Patents have been marked with the proper patent notice.

                  (e) Except as set forth in Schedule 3.12(e) to the Disclosure
Letter:

                           (i) All Registered Marks have been registered with
the United Kingdom Patent and Trademark Office, are currently in compliance with all formal legal requirements are valid and, to the Seller's Knowledge, enforceable and are not subject to any trade mark registry deadlines for the payment of fees or the taking of steps, falling due within ninety (90) days after the Closing Date.

                           (ii) No Registered Mark has been or is now involved
in any opposition, invalidation or cancellation proceeding and, to the Seller's Knowledge, no such action is threatened with respect to any of the Marks.

                           (iii) To the Seller's Knowledge, there is no
potentially interfering trademark or trademark application of any other Person.

                           (iv) To the Seller's Knowledge no Registered Mark is
infringed or has been challenged or threatened in any way. None of the Marks used by the Seller infringes or to the Knowledge of the Seller is alleged to infringe any trade name, trademark or service mark of any other Person.

                           (v) All products and materials containing a
Registered Mark bear the proper notice where permitted by law.

                  (f) Except as set forth in Schedule 3.12(f) to the Disclosure
Letter:

                           (i) To the Seller's Knowledge no Copyright is
infringed or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or to the Seller's knowledge, is alleged to infringe any copyright of any third party or is a derivative work based upon the work of any other Person.

                  (g) With respect to each Trade Secret material to the Business, the documentation relating to such Trade Secret is current, accurate and reasonably sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                           (i) The Seller has taken all reasonable precautions
to protect the secrecy, confidentiality and value of all Trade Secrets material to the Business (including the enforcement by the Seller of a policy requiring each employee and to the Seller's Knowledge former employees or contractor to execute proprietary information and confidentiality agreements substantially in the Seller's standard form, and all current and former employees of the Seller has executed such an agreement).

                           (ii) The Seller has good title to and an absolute
right to use the Trade Secrets owned by it and the right to use any such Trade Secrets licensed to it, subject to the terms of any such licensing agreement. The Trade Secrets material to the Business to the Seller's Knowledge are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Seller. No Trade Secret is subject to any adverse claim or to the Seller's Knowledge has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

                  (h) The Seller has no proprietary interest in any Net Names.

         3.13. Computer Systems

         Schedule 3.13 to the Disclosure Letter identifies (i) all of the software and computer databases (collectively, the "Computer Systems") that are material to the conduct of the Business by the Seller and used by the Seller in the conduct of the Business, (ii) whether such Computer Systems are owned or licensed by the Seller and, (iii) if licensed, the name of such licensor. The Seller has all legal right to use the Computer Systems as they are currently being used, and except as set forth in Schedule 3.13 to the Disclosure Letter, the Buyer will continue to have the legal right to use the Computer Systems in this manner following the consummation of the transactions contemplated herein. The use of the Computer Systems owned by the Seller does not, and to the Seller's Knowledge the use of the Computer Systems licensed to the Seller does not, infringe upon the rights of any other Person, nor has the Seller received any notice of a claim of such infringement. Except as set forth in Schedule 3.13 to the Disclosure Letter there are no licenses, sublicenses or other agreements relating to the use of the Computer Systems by the Seller or third parties.

         3.14. Insurance

         The Seller maintains such insurance policies in such amounts of coverage relating to the Business and related assets as are reasonably adequate with respect to all risks usually insured against in connection with the operation of businesses similar to the Business.

         3.15. Licenses, Authorizations and Permits

         The Seller has all licenses, authorizations and permits which are required to conduct the Business as now conducted and to use the other Purchased Assets, all of which are listed on Schedule 3.15 to the Disclosure Letter. The Seller is not in violation or default under any such license, authorization or permit. The Seller knows of no reason why any of the same should not be renewed upon expiration upon substantially the same terms as presently applicable.

         3.16. Compliance with Law

         The Seller has complied with all laws, orders, rules and regulations of the United Kingdom or elsewhere relating to the Purchased Assets or the operation or conduct of the Business. The Seller is in full compliance with all health and safety laws. The Seller has not in relation to the Business acted or engaged in any transaction otherwise than within the powers and in accordance with the provisions of its memorandum and articles of association.

         3.17. Bribes

         No officer agent or employee of the Seller has paid any bribe or used any of the Purchased Assets unlawfully to obtain any advantage for any person.

         3.18. No Commissions Due

         Except as set forth on Schedule 3.2 to the Disclosure Letter the Seller has not entered into any contract with, or made any representations to, any Person, firm or corporation, including but not limited to any finder, agent, broker or investment banker, providing for any finder's or brokerage fee or other commission to be paid by the Seller or the Buyer in connection with or related to this Agreement or the transactions herein contemplated.

         3.19. Customers and Suppliers

                  Schedule 3.19 to the Disclosure Letter contains (a) a list of all written agreements and oral agreements with any customer of, or supplier to, the Business, including any arrangement for financing or assisting in the financing of such agreements, (b) a list of all of the customers of the Business who in the most recently completed full financial year and/or the first half of the current financial year accounted individually for more than 5% of the Seller's sales of products or services relating to the Business, and (c) a list of all suppliers to the Seller who in the most recent full financial year and/or the first half of the current financial year accounted individually for more than 10% of the Seller's purchases of goods and/or services relating to the

Business. The Seller's relationship with significant customers of and suppliers to the Business is good, and to the Knowledge of the Seller there is no intention of any such customer or supplier to terminate or modify any of such relationships.

         3.20. No Untruths, Misstatements or Omissions

                  (a) No representation or warranty by, or information furnished by the Seller contained in this Agreement or the Disclosure Letter contains or will contain any untrue statement or misstatement of a material fact or intentionally omits or will omit any statement of a material fact necessary to make the statements of fact contained herein or therein not misleading.

         3.21. Subsidiaries and Affiliates

         The Guarantor and the Seller (a) have no legal or equitable interest in any other company, partnership or business enterprise other than the subsidiaries of the Guarantor that owns or operates any assets related to the Business; and (b) have no contract or agreement for the purchase of a legal or equitable interest in any other corporation, company, partnership or business enterprise that would own or operate any assets related to the Business.

         3.22. Solvency

                  (a) The Guarantor and the Seller are not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of the Guarantor and the Seller exceed the present fair saleable value of the Guarantor's and the Seller's assets.

                  (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) the Guarantor and the Seller will be able to pay their liabilities as they become due in the usual course of their respective business; (ii) the Guarantor and the Seller will not have unreasonably small capital with which to conduct their present or proposed business; (iii) the Guarantor and the Seller will have assets (calculated at fair market value) that exceed their liabilities; and (iv) taking into account all pending and, to the Knowledge of the Guarantor and the Seller, threatened litigation, final judgments against the Guarantor and the Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Guarantor and the Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Guarantor and the Seller. The cash available to the Guarantor and the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

                  (c) The Seller has not been a party to any transaction in respect of the Purchased Assets which could be avoided in a winding up.

         3.23. Environmental Matters

                  (a) Except as set forth in Schedule 3.23 to the Disclosure Letter, the Seller is and always has been in compliance with all applicable Environmental Laws with respect to the Business which compliance includes, but is not limited to, the possession by the Seller of all Environmental Permits and other governmental authorizations and approvals required with respect to the Business under all Environmental Laws, and compliance with the terms and conditions thereof, and the proper handling and disposal of all Hazardous Materials.

                  (b) Except as set forth in Schedule 3.23 to the Disclosure Letter, there is no Environmental Claim related to the Business pending or to the Seller's Knowledge threatened against the Seller or pending or threatened against the Seller.

                  (c) Except as set forth in Schedule 3.23 to the Disclosure Letter, there are no past or present actions, activities, circumstances, conditions, events or incidents related to the Business, including, without limitation, the handling, manufacture, treatment, storage, use, generation, release, emission, discharge, presence or disposal of any Hazardous Materials related to the Business that could reasonably be expected to form the basis of any Environmental Claim related to the Business against the Seller.

                  (d) Without in any way limiting the generality of the foregoing: except as set forth in Schedule 3.23 to the Disclosure Letter, there is no asbestos contained in, on, or forming part of any land, building, building component, equipment, structure or office space related to the Business in or on the Properties which asbestos is friable, deteriorating or in need of removal or replacement for the purpose of protecting human health or the environment.

                  (e) Except as set forth in Schedule 3.23 to the Disclosure Letter, the Seller has not engaged in or permitted any release, discharge, dumping or disposal of any Hazardous Materials on, in, under or about any land, building, building component, equipment, structure or office space related to the Business in or on the Properties other than in compliance with applicable Environmental Laws.

                  (f) The sale of the Purchased Assets does not require the advance notice to or prior approval, consent or permission of any federal, state or local agency, board, body or official pursuant to Environmental Law.

                  (g) Except as set forth on Schedule 3.23 to the Disclosure Letter, the Seller has not formerly and does not now own, control, or operate any above ground or below ground storage tanks for the storage of Hazardous Materials in or on the Properties, or engages in any activity related to the Business which requires an Environmental Permit. The Seller has delivered to the Buyer accurate and complete copies of all reports, audits or assessments ever received by the Seller related to the Business regarding Hazardous Materials in or on the Properties.

                  (h) For purposes of this Section 3.23 the following terms shall have the meanings ascribed to them below:

                           (i) "Environmental Claim" shall mean any notice of
violation, fines, penalties, action, claim, Lien, demand, abatement or other writ, judgment, decree, suit, proceeding, injunction, or similar order or direction (conditional or otherwise) by any governmental or quasi-governmental authority or any Person for or relating to personal injury (including sickness, disease, or death), tangible or intangible property damage, damage to or other adverse effect on the environment (including natural resources), nuisance, pollution, or contamination, if resulting from or based upon (i) the a Release of, or exposure to, any Hazardous Material in, into, or onto the environment (including without limitation the air, soil, surface water, or ground water) at, in, by, from, or related to the Properties the subject of the Leases; (ii) the environmental aspects of the transportation, storage, treatment, or disposal of Hazardous Materials generated by the Business; or (iii) the violation or alleged violation of any Environmental Laws or any order or Environmental Permits of or from any governmental authority relating to the Business at the Properties the subject of the Leases.

                           (ii) "Environmental Law" shall mean any Law relating
to the protection of the environment or to protecting public health and safety, including without limitation to common law, nuisance, The Public Health Acts, The Control of Pollution Act 1974, The Health and Safety at Work etc Act 1974, The Water Act 1989, The Water Resources Act 1991, The Water Industry Act 1991, The Statutory Water Companies Act 1991, The Land Drainage Act 1991, The Water Consolidation (Consequential Provisions) Act 1991, The Environmental Protection Act 1990 as such Laws are amended or supplemented at the Closing Date, and the regulations promulgated thereto, and all codes of practice issued thereunder or in connection therewith in effect prior to or at the Closing Date.

                           (iii) "Environmental Lien" shall mean any Lien in
favor of any governmental entity for Environmental Claims or Remedial Actions.

                           (iv) "Environmental Permit" shall mean any permit,
approval, authorization, licence variance, registration, or permission required under any Environmental Laws.

                           (v) "Hazardous Materials" shall mean any chemical,
substance, material, or waste which is regulated by any local governmental authority, or by the UK government, including without limitation (a) petroleum, petroleum products, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, flammable substances, explosives, and radioactive materials, (b) any other material or substance which is defined, now or at closing, as a "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," or "toxic substance" under any provision of Environmental Law, and (c) any other chemical, material, or substance, the exposure or presence of which is now or at closing prohibited, limited, or regulated by any Environmental Law.

         3.24. Assigned Contracts

         The Seller has delivered to the Buyer or made available to the Buyer a true and complete copy of each of the written Assigned Contracts and all amendments thereto. All Assigned Contracts are in full force and effect. With respect to goods and services delivered by the Seller pursuant to the Assigned Contracts before the Closing, the Seller has performed its obligations under the Assigned Contracts and complied with all specifications thereto, and the Seller has not received any notice of default; nor is it in default; nor does any condition exist which with notice or the lapse of time, or both, will render the Seller in default, under any of the Assigned Contracts. All the Assigned Contracts are fully assignable to the Buyer, provided that certain of the Assigned Contracts require the consent of the other party(ies) thereto as indicated on Schedule 3.24.to the Disclosure Letter. The Seller has no Knowledge that any party to any of such Assigned Contracts will not approve or consent to the assignment or novation of any of the Assigned Contracts or will otherwise prohibit or materially restrict the assignment or novation of any of the Assigned Contracts. To the Seller's Knowledge, the other parties to the Assigned Contracts to the Business are in compliance with all material terms and conditions of such Assigned Contracts. To the Knowledge of the Seller, no party to an Assigned Contract has notified the Seller of its intention to terminate or materially change the nature of its transaction or relationship with the Seller or the Buyer under any such Assigned Contract.

         3.25. Intentionally Omitted

         3.26. Product Warranty

         Schedule 3.26 to the Disclosure Letter sets forth an accurate, correct and complete statement of all written warranties and warranty policies, service agreements and maintenance agreements of the Seller related to the Business. No products heretofore manufactured, processed, assembled, distributed, sold, delivered, leased or serviced by the Seller in connection with the Business are now subject to any guarantee or warranty of the Seller, claim for product liability, or patent or other indemnity, other than those set forth in Schedule
3.26 to the Disclosure Letter. All warranties are in conformity with the labeling and other requirements of applicable laws. The product warranty and return experience of the Seller relating to the Business for the one (1) previous financial year and the first nine (9) months of the current financial year is set forth in Schedule 3.26 to the Disclosure Letter.

         3.27. Product Liability

         Schedule 3.27 to the Disclosure Letter sets forth an accurate, correct and complete list of all existing claims, liabilities, or obligations arising from, or alleged to arise from, any injury to person (including current and former employees) or property as a result of the manufacture, sale, ownership, possession, or use of any product of the Seller related to the Business manufactured, sold, assembled, distributed, transported or serviced prior to the date hereof. All such claims are or will be fully covered by the Seller's product liability insurance or otherwise provided for and the Seller or its insurance carriers shall satisfy and discharge all such claims. There have been no recalls of the Seller products relating to the Business, and none are threatened or pending. No report of safety concerns has been filed or is required to have been filed by the Seller with respect to any products of the Seller related to the Business under any applicable law, rule, or regulation.

         3.28. Contracts; No Defaults

                  (a) Schedule 3.28 to the Disclosure Letter contains a list of the following contracts, agreements, etc. which is true, complete and correct in all material respects. The Seller shall promptly provide the Buyer with a true and complete copy of such document or instrument upon request.

                           (i) any and all existing contracts and commitments
(including, without limitation, outstanding proposals to customers and customer orders, contracts for the purchase or sale of merchandise or services, mortgages, deeds of trust, indentures, loan agreements and credit agreements) relating to the Business or the Purchased Assets to which the Seller is a party which require further payments or have further obligations of a value in excess of (pound)7,000;

                           (ii) any and all agreements of guarantee or
indemnification to which the Seller is a party relating to the Business or the Purchased Assets;

                           (iii) any and all agreements or commitments to which
the Seller is a party containing a covenant limiting or purporting to limit the freedom of the Seller to compete with any Person in any geographic area or engage in any line of business to the extent any such agreement or commitment might relate to or affect the Business or any of the Purchased Assets;

                           (iv) any and all joint ventures, contracts or similar
arrangements to which the Seller is a party relating to the Business or the Purchased Assets which involve a sharing of profits with or future payments to other Persons;

                           (v) any and all agreements or commitments to which
the Seller is a party relating to the Business or the Purchased Assets for the sale of any non-standard materials, products, services or supplies and the value of the undelivered balance of such materials, products or supplies exceeds (pound)7,000;

                           (vi) any and all license agreements, permits,
distributorship agreements, dealer agreements, franchise agreements, manufacturer's representative agreements, sales agency agreements or other similar agreements or commitments to which the Seller is a party relating to the Business or the Purchased Assets;

                           (vii) any and all agreements or commitments for the
assignment, sale or other transfer by the Seller of any contract or lease (or right to payment thereunder) relating to the Business by which it leases materials, products or other property to or from a third party;

                           (viii) any and all agreements or commitments to which
the Seller is a party for the acquisition, construction or sale of fixed assets relating to the Business or the Purchased Assets which require further payments, or have further obligations, in excess of (pound)7,000;

                           (ix) any and all agreements or commitments to which
present or former employees of the Business and the Seller are parties;

                           (x) any and all agreements or commitments for the
sale of any of the Purchased Assets or any other assets, properties or rights of the Seller relating to the Business which require further payments or have further obligations in excess of (pound)7000 or for the grant of any preferential rights to purchase any of the Purchased Assets or the assets, properties or rights of the Seller relating to the Business;

                  (b) The agreements, contracts, plans, leases, instruments, rights, registrations, applications, policies, permits, franchises, certificates, arrangements, licenses and commitments listed on Schedule 3.28 to the Disclosure Letter (collectively referred to herein as the "Commitments"). The representations and warranties of the Seller contained in Section 3.24 hereof relating to the Assigned Contracts shall also apply to the Commitments in the same manner as if they were recited herein. The Seller further represents and warrants:

                           (i) that all such Commitments which are oral are
truthfully and accurately described on Schedule 3.28 to the Disclosure Letter;

                           (ii) except as set forth in Schedule 3.28 to the
Disclosure Letter to the Seller's Knowledge, no party to a Commitment has notified the Seller of its intention to terminate or materially change the nature of its transaction or relationship with the Seller or the Buyer under any such commitment;

                           (iii) that there are no existing laws, regulations or
decrees, nor, to the best Knowledge of the Seller, are there any proposed laws, regulations or decrees which adversely affect or will adversely affect any such Commitments.

         3.29. No other warranties

         In connection with the transactions contemplated hereby, except as expressly set forth in this Section 3, the Seller makes no representations or warranties whatsoever.

     4. Representations and Warranties of the Buyer

         The Buyer hereby represents and warrants to the Seller as follows:

         4.1. Corporate Authorization

         This Agreement and the Closing Documents to which the Buyer is a party and the consummation of the transaction contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Buyer, and to the extent required, by the shareholders, of the Buyer. This Agreement and the Closing Documents to which the Buyer is a party when duly executed by the Buyer and delivered by all the parties hereto and thereto, as the case may be, will be the legal, valid and binding obligations of the Buyer.

         4.2. Due Incorporation; Good Standing

         The Buyer is duly incorporated and validly existing under the laws of England and the Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         4.3. Commissions

         The Buyer has not entered into any contract with, or made any representation to, any Person, firm or corporation providing for any finder's or brokerage fee or other commission to be paid either by the Seller or the Buyer in connection with or related to this Agreement or the transactions herein contemplated.

         4.4. No Conflict

         The execution, delivery and performance of this Agreement and the Closing Documents by the Buyer, with or without the giving of notice and/or the passage of time, will not: (a) violate any provision of law applicable to the Buyer; (b) conflict with, result in the breach or termination of any provision of, or constitute a default under the Buyer's Memorandum and Articles of Association or any mortgage, note, deed of trust, license, permit, lease, obligation or other agreement or instrument to which the Buyer is a party or by which the Buyer may be bound; (c) violate any order, ruling, writ, injunction or decree of any court, administrative agency or governmental body which violation would adversely affect the Buyer's ability to consummate the transactions contemplated hereby.

         4.5. Financial Condition

         The Parent has a written commitment from a financial institution to lend the funds necessary to enable the Buyer to consummate the transactions and perform the obligations contemplated by this Agreement.

         4.6. Litigation

         No action, suit, claim, investigation, administrative proceeding, arbitration or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the Buyer's Knowledge, threatened against any of them which challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or otherwise could reasonably be expected to materially adversely affect the Buyer's ability to consummate the transactions and perform the obligations contemplated hereby.

         4.7. Investigation and Evaluation

         The Buyer acknowledges that: (a) it is experienced in the operation of the type of business to be acquired by the Buyer from the Seller hereunder (b) it and its representatives have been given the opportunity to examine books, records and other information provided by the Seller with respect to the Business and the Purchased Assets and the Assumed Liabilities, and (c) it is fully capable of evaluating the adequacy and accuracy of the information and material obtained by them in the course of such examinations.

         4.8. Forecasts and Projections

         The Buyer acknowledges that there are uncertainties inherent in attempting to make projections and forecasts and render opinions, they are familiar with such uncertainties, and they recognize that any projections, forecasts or opinions furnished to it by the Seller are subject to such uncertainties and that the actual results of the Business could differ materially from any results anticipated in such projections, forecasts and opinions.

     5. Certain Covenants and Agreements Prior to Closing

         5.1. Access to and Information Concerning Properties and Records, Etc.

         The Seller will give to the Buyer and its counsel, accountants and other representatives, reasonable access during normal business hours throughout the period prior to the Closing Date to all of the properties (including, but not limited to, real property and equipment), books, contracts, commitments and records of the Seller relating to the Business and will furnish to the Buyer during such period all such information concerning its affairs as it may reasonably request. The Buyer acknowledges that certain of the information heretofore and to be furnished to it is proprietary to the Seller and confidential and is and shall be subject to the terms of the Mutual Nondisclosure Agreement between the Guarantor and the Parent dated 25 April 2001.

         5.2. Conduct of Business by the Seller Pending the Closing Date

         The Seller hereby agrees that, prior to the Closing Date and except as otherwise consented to or approved by the Buyer in writing (which consent or approval shall not unreasonably be withheld), it will:

                  (a) use reasonable efforts to operate the Business only in the usual, ordinary manner and, to the extent consistent with such operation, (i) preserve its present business organization intact; (ii) keep available the service of its present officers and employees; (iii) preserve its present relationships with Persons having business dealings with it in connection with the Business; and (iv) maintain in confidence all of the confidential relationships, rights and affairs relating to the Business, except to the extent shared solely with the Buyer as herein provided;

                  (b) save as set forth in Schedule 5.2 (b) maintain all of the properties relating to the Business in satisfactory repair, order and condition and maintain insurance upon all of such properties and with respect to the conduct of the Business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                  (c) maintain the books, accounts and records of the Business in accordance with generally accepted accounting principles in the usual and ordinary manner, on a basis consistent with prior years, and comply with all laws applicable to it and to the conduct of the Business and perform all of its obligations relating to the Business without default;

                  (d) make no modification or adverse change in any existing right, license, lease, contract, obligation, indebtedness, commitment, agreement, permit, franchise, concession or certificate relating to the Business or any other document or understanding listed on Schedule 3.28 to the Disclosure Letter and make no sale or other disposition of any right or privilege relating to the Business accruing to it of a value in excess of (pound)7,000;

                  (e) confer with the Buyer prior to implementing operational decisions of a material nature related to the Business;

                  (f) otherwise report periodically to the Buyer regarding the operations and finances of the Business;

                  (g) make no material changes in management personnel of the Business without prior consultation with the Buyer;

                  (h) comply with all legal requirements and contractual obligations applicable to the operations of the Business;

                  (i) cooperate with the Buyer and assist the Buyer in identifying the governmental or local authority or other similar bodies authorizations required by the Buyer to operate the Business from and after the Closing Date and in either transferring existing governmental authorizations of the Seller relating to the Business to the Buyer, where permissible, or obtaining new governmental or local authority or other similar bodies authorizations for the Buyer;

                  (j) make no borrowing or mortgage or pledge of any of the properties or assets relating to the Business or the Purchased Assets and no sale or other disposition of any of the properties, rights, privileges or other assets relating to the Business or the Purchased Assets, otherwise than in the Ordinary Course of the Business;

                  (k) other than in the Ordinary Course of the Business, not contract for the purchase of any services, not acquire any machinery or equipment or other capital assets and not execute any new lease or renew any existing lease relating to the Business for a cost in excess of (pound)7,000; and

                  (l) in addition to the foregoing requirements of subsections
(a) to (k), and without limiting their scope and effect the Seller shall use reasonable efforts not to take any action or refrain from taking any action which would result in a breach of any of its representations and warranties contained in this Agreement, and shall cooperate with the Buyer and use reasonable efforts to cause all of the conditions to the obligations of the parties hereunder to be satisfied on or prior to the Closing Date.

         5.3. Third Party Consents; Compliance

         The Seller shall use reasonable efforts to obtain any and all necessary consents for the assignment or transfer of the Assigned Contracts and any other note, contract, lease, license, or permit to be assigned or transferred hereunder and to perform its duties under such notes, contracts, leases, licenses, and permits without default until the Closing.

         5.4. Customers and Suppliers

         The Seller agrees to introduce the Buyer to, or otherwise facilitate a meeting with, such of the customers listed on Schedule 3.19 to the Disclosure Letter who in the most recent financial year and/or expired portion of the current financial year accounted individually for more than 5% of total sales of the Seller relating to the Business as the Buyer shall request.

         5.5. No Negotiations

         Between the date hereof and the Closing the Seller will refrain and use reasonable efforts to cause each other Person acting for or on behalf of the Seller will refrain from taking, directly or indirectly, any action (i) to seek, encourage or accept any offer or proposal from any Person to acquire any assets related to the Business (other than in Ordinary Course of Business and consistent with past practice) or any interests therein or (ii) to dispose of or transfer or negotiate or reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional), for, or otherwise to attempt to transfer any assets related to the Business (other than in the Ordinary Course of Business and consistent with past practice). If the Seller receives from any Person (other than the Buyer) any offer, proposal, or informational request that is subject to this Section 5.5, the Seller will promptly so advise the Buyer, will promptly advise such Person by written notice of the terms of this Section 5.5, and will promptly deliver a copy of such notice to the Buyer.

         5.6. Notification.

                  (a) Between the date of this Agreement and the Closing, the Seller, on the one hand, and the Buyer, on the other shall promptly notify the other parties in writing if they become aware of (i) any fact or condition that causes or constitutes a breach of any party's representations and warranties made in or pursuant to this Agreement or (ii) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty the Seller or the Buyer had that representation or warranty been made as of the time of the occurrence of, or the party's discovery of, such fact or condition. Should any such fact or condition require any change to a Schedule of Seller to this Agreement or the Disclosure Letter, the Seller shall promptly deliver to the Buyer a supplement to the appropriate Schedule specifying such change. Such delivery shall not affect any rights of the Buyer under Section 9.2 and Article 11.

                  (b) During the same period, the Seller also shall promptly notify the Buyer of the occurrence of any breach of any covenant of the Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

                  (c) During the same period, the Buyer also shall promptly notify the Seller of the occurrence of any breach of any covenant of the Buyer in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 6 impossible or unlikely.

         5.7. Required Approvals

         The Seller and the Guarantor shall use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders and shall make all filings (if any) at their own expense and give all notices required in connection with the authorization, execution and delivery of this Agreement by the Seller and the Guarantor and the consummation of them of the transactions contemplated hereby. The Seller and the Guarantor shall also cooperate with the Parent and its representatives with respect to all filings that the Parent elects to make or shall be required to make in connection with this Agreement or the transactions contemplated hereby. Except where prohibited by applicable statutes and regulations, the Seller shall promptly provide the Parent (or its counsel) with copies of all filings made by the Guarantor or the Seller with any state or federal government (other than filings with the US Securities and Exchange Commission) entity in connection with this Agreement or the transactions contemplated hereby

         5.8. Agreements of the Buyer

         Except as expressly provided herein, between the date hereof and the Closing, unless otherwise consented to in writing by the Seller, the Buyer shall use reasonable efforts not to take any action which would result in a breach of any of its representations and warranties contained in this Agreement, and it shall cooperate with the Seller and use reasonable efforts to cause all of the conditions to the obligations of the Buyer and the Seller under this Agreement to be satisfied on or prior to the Closing Date.

     6. Conditions Precedent to the Obligations of the Seller

         The obligations of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of each of the following conditions:

         6.1. Accuracy of Representations and Warranties

         The representations and warranties of the Buyer herein contained shall have been true and correct in all material respects when made and shall continue to be true and correct in all material respects as of the Closing Date.

         6.2. Performance of Agreements

         The Buyer in all material respects shall have performed or caused to be performed all obligations and agreements and complied with or caused to be complied with all covenants and conditions contained in this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date.

         6.3. Additional Documents

         The Buyer shall have caused the documents and instruments required by
Section 1.7(b) and the following documents to be delivered (or tendered subject only to Closing) to the Seller:

                  (a) such other documents as the Seller may reasonably request for the purpose of

                           (i) evidencing the accuracy of any representation or
warranty of the Buyer,

                           (ii) evidencing the performance by the Buyer of, or
the compliance by the Buyer with, any covenant or obligation required to be performed or complied with by the Buyer or

                           (iii) evidencing the satisfaction of any condition
referred to in this Article 6.

         6.4. No Proceedings

         Since the date of this Agreement, there shall not have been commenced and be continuing or threatened against the Seller, or against any related Person of the Seller, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, the Purchased Assets and any of the transactions contemplated by this Agreement or (b) that may reasonably be expected to have the effect of preventing, delaying, making illegal, imposing material limitations or conditions on or otherwise materially interfering with any of the transactions contemplated by this Agreement.

         6.5 Third Party Consents

         All orders, consents, permits, authorizations, approvals, and waivers of every Person necessary to permit the Seller and the Guarantor to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

         6.6 Other Purchase Agreements

         The Other Purchase Agreements shall have been executed and delivered and the transactions contemplated thereby shall have closed or shall be closed simultaneously with the transaction which is the subject of this Agreement.

     7. Conditions Precedent to the Obligations of the Buyer

         The obligations of the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of each of the following conditions:

         7.1. Accuracy of Representations and Warranties

         The representations and warranties of the Seller herein contained shall have been true and correct in all material respects when made and shall continue to be true and correct in all material respects as of the Closing Date.

         7.2. Performance of Agreements

         The Guarantor and the Seller in all material respects shall have performed or caused to be performed all obligations and agreements and complied with or caused to be complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing Date.

         7.3. Additional Documents

         The Seller in all material respects shall have caused the documents and instruments required by Section 1.7(a) and the following documents to be delivered (or tendered subject only to Closing) to the Buyer:

                  (a) Releases of all encumbrances on the Purchased Assets, other than Permitted Encumbrances and encumbrances permitted by the Buyer;

                  (b) Such other documents as the Buyer may reasonably request for the purpose of:

                           (i) evidencing the accuracy of any of the Seller's
representations and warranties;

                           (ii) evidencing the performance by the Guarantor or
the Seller or the compliance by the Guarantor or the Seller with any covenant or obligation required to be performed or complied with by the Guarantor or the Seller;

                           (iii) evidencing the satisfaction of any condition
referred to in this Article 7; or

                           (iv) otherwise facilitating the consummation or
performance of any of the transactions contemplated by this Agreement.

         7.4. Further Instruments, Documents

         The Buyer shall have received such other instruments and documents as they shall have reasonably requested.

         7.5. Keys, Etc.

         The Buyer shall have received such keys, lock and safe combinations and other similar items as the Buyer shall reasonably require to obtain full occupation and control of the assets purchased hereunder.

         7.6. No Adverse Change

         There shall have been no material adverse change to the Purchased Assets or the financial condition of the Business being transferred hereunder since7 October 2001 (other than changes related to general economic or market conditions).

         7.7. Books and Records

         The Buyer shall have received all books and records of or pertaining to the Business and the Purchased Assets which are required to be transferred to the Buyer at the Closing pursuant to Section 1 hereof.

         7.8. Third Party Consents

                  (a) To the extent that any Assigned Contract listed on
Schedule 7.8 to the Disclosure Schedule or any material Assigned Contract subsequently entered into by the Seller or between the date hereof and the Closing Date shall require the consent to any aspect of the proposed transaction of any other Person, such consent shall have been obtained or the parties agree that the provisions of Section 7.8(c) below shall apply.

                  (b) All orders, consents, permits, authorizations, approvals, and waivers of every Person necessary to permit the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                  (c) Insofar as any consent or sanction of any third party is required to the transfer of any of the Purchased Assets and such consent or sanction shall not have been received to the satisfaction of the Buyer at Closing then:

                           (i) nothing in this Agreement shall be deemed to
operate as such a transfer or assignment as would give rise to any termination or forfeiture of any benefit, right or interest to any person in any of the said assets;

                           (ii) until such time as such consent or sanction is
received to the satisfaction of the Buyer the Seller shall be deemed to be holding the relevant assets and the benefit thereof in trust for the Buyer absolutely and shall either account to the Buyer immediately, or pay to the credit of a specially designated trust bank account maintained separately from all other accounts of the Seller and account to the Buyer as soon as reasonably practicable thereafter, for any sums or other benefits received by the Seller in relation thereto and the Buyer shall indemnify and keep indemnified the Seller against all claims, actions, proceedings, demands, obligations, liabilities, losses and expenses which may be incurred or suffered by the Seller arising out of or in connection with any such contract (other than such as may be suffered or incurred by reason of any existing breach of contract by the Seller) provided that the Buyer shall have the right to perform, in place of the Seller, any contract as sub-contractor, agent, licensee or sub-licensee (as the case may be) to the extent that such performance may be permitted by any such contract;

                           (iii) until such time as such consent or sanction is
received to the satisfaction of the Buyer the Seller shall (so far as it lawfully may do so) act under the direction of the Buyer in all matters relating to such orders and contracts for so long as the Seller is required and authorised so to do by the Buyer.

                  (d) The Buyer acknowledges to the Seller that it shall be the Buyer's responsibility to ensure that cars which are the subject of hire agreements are returned in the appropriate condition when returned to the hire company.

         7.9. No Casualty

         There shall not have occurred and be continuing any damage, destruction or loss (whether or not covered by insurance) in excess of an aggregate of (pound)35,000 affecting the Purchased Assets.

         7.10. No Proceedings

         Since the date of this Agreement, there shall not have been commenced and be continuing or threatened against the Buyer, or against any related Person of the Buyer, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement.

         7.11. Other Purchase Agreements

         The Other Purchase Agreements shall have been executed and delivered and the transactions contemplated thereby shall have closed or shall be closed simultaneously with the transaction which is the subject of this Agreement.

     8. Survival of Representations and Warranties; Indemnification; Etc.

         8.1. Survival

                  (a) All representations and warranties respectively made by the Seller and the Buyer in this Agreement, including without limitation, all representations and warranties made herein or in any Exhibit or Schedule hereto or to the Disclosure Letter or in the Closing Documents shall survive the Closing until the last day of the twenty first (21st) full month, excluding partial months, following the Closing Date, provided, however, that any claims arising in connection with a breach of any of the representations and warranties contained in Section 3.11 (Employment and Pensions), Section 3.18 (Commissions),
Section 3.22 (Solvency) Section 3.23 (Environmental Matters), and 3.27 (Product Liability) shall survive until the date of expiration of the statute of limitations applicable to such claim and any extensions thereof; provided, further, that any claims with respect to any matter described in Section 3.1 (Organization), Section 3.6 (Properties/Purchased Assets), Section 3.3 (Authorization), Section 4.1 (Corporate Authorization) and Section 4.2 (Due Incorporation) shall survive indefinitely and (ii) the representations and warranties in Section (3.26) (Product Warranty) shall survive for the period set forth in Section 9.3 hereof (collectively, as applicable, the "Survival Date").

                  (b) All covenants and agreements respectively made by the Seller and the Buyer in this Agreement to be performed after the Closing Date shall survive the Closing, and will remain in full force and effect thereafter until (i) in the case of all covenants and agreements that have specified terms or periods until the expiration of the terms or periods specified therein and
(ii) in the case of all other covenants and agreements that do not have specified terms or periods until the fulfillment thereof.

                  (c) Notwithstanding the foregoing, any representation, warranty, or agreement as to which a bona fide claim for indemnification has been asserted in accordance with Section 8.2 or 8.3 hereof prior to the Survival Date set forth in Section 8.1(a) hereof will (with respect to such claim) survive, and such claim may be pursued, beyond the expiration of such Survival Date until such claim is resolved by arbitration or by settlement. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, agreements and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation and warranty (as modified by the Disclosure Letter and Schedules thereto at the time of the execution of this Agreement), covenant, or obligation. The waiver of any condition of Closing based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not, unless otherwise agreed to in writing by both parties, affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

         8.2. Seller's Agreement to Indemnify

         The Seller hereby agrees to indemnify and save the Buyer, and its shareholders, officers and directors (each a "Buyer Indemnified Party") harmless from or against any and all damages, losses, obligations, settlement payments pursuant to Section 8.7 hereof, liabilities, claims, actions or causes of action, encumbrances, costs, and expenses (including all reasonable legal fees, interest and penalties) (collectively "Losses") suffered, sustained, reasonably incurred or required to be paid by a Buyer Indemnified Party resulting from each of the following:

                  (a) the untruth, inaccuracy or breach or nonfulfillment of any representation, warranty, covenant or agreement of the Seller contained in this Agreement, the Closing Documents or in any Exhibit or Schedule hereto or to the Disclosure Letter. No materiality or Seller's Knowledge qualification contained in the foregoing documents delivered hereunder shall be taken into account in determining the aggregate amount of the Buyer Indemnified Parties' Losses except for the Knowledge qualifications set forth in sections 3.8 (Litigation), 3.12(d), (e) and (f) (Intellectual Property Assets), 3.13 (Computer Systems),
3.19 (Customers and Suppliers), 3.22(b)(iv) (Solvency), 3.23(b) (Environmental),
3.24 (Assigned Contracts) and 3.28(b) (Commitments).

                  (b) the assertion against a Buyer Indemnified Party, or the Purchased Assets of any liability or obligation of the Seller or their affiliates, shareholders, officers and directors not expressly assumed by the Buyer pursuant to this Agreement (whether or not disclosed to the Buyer), including but not limited to the Excluded Liabilities under Section 1.5 hereof;

                  (c) except as otherwise specifically provided in Sections 9.4,
9.5 and 9.6 hereof , any product or component thereof manufactured by or shipped, or any services provided by the Seller, in whole or in part, prior to the Closing Date.

         8.3. Buyer's Agreement to Indemnify

         The Buyer hereby agrees to indemnify and save the Seller, its affiliates, shareholders, officers and directors (a "Seller Indemnified Party") harmless from or against any and all Losses suffered, sustained, reasonably incurred or required to be paid by a Seller Indemnified Party resulting from or relating to each of the following:

                  (a) the untruth, inaccuracy or breach or nonfulfillment of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement, the Closing Documents or in any Exhibit or Schedule hereto;

                  (b) any failure to satisfy any obligation or liability for any Assumed Liabilities; and

                  (c) any liabilities or obligations arising out of the operation of the Business or the use of the Purchased Assets by the Buyer after the Closing Date)(except for those liabilities or obligations of the Seller otherwise set forth in this Agreement).

         8.4. Indemnification Procedures

                  (a) No claim for indemnification shall be made against the Buyer under this Agreement after the Survival Date unless prior to the Survival Date a Seller Indemnified Party shall have given written notice of such claim for indemnification. No claim for indemnification shall be made against the Seller under this Agreement after the Survival Date, unless prior to such date a Buyer Indemnified Party shall have given written notice of such claim for indemnification. Notwithstanding the foregoing, any representation, warranty, or agreement made by the Seller or the Buyer as to which a bona fide claim for indemnification has been asserted in accordance with Section 8 (including the preceding sentences of this subsection (a)) hereof during the applicable survival period set forth in Section 8.1 hereof will (with respect to such claim) survive, and such claim may be pursued, beyond the expiration of such survival period until such claim is resolved by arbitration or by settlement.

                  (b) If an indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 8.2 or 8.3 hereof (irrespective of the Basket provided for in Section 8.5 hereof) and such matter involves: (i) any claim made against the indemnitee by any Person other than a Buyer Indemnified Party or a Seller Indemnified Party; or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the indemnitee by any Person other than a Buyer Indemnified Party or a Seller Indemnified Party, the indemnitee will give the indemnifying party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will: (i) provide (with reasonable specificity) the basis on which indemnification is being asserted; (ii) set forth the actual or estimated amount of damages for which indemnification is being asserted, if known; and (iii) be accompanied by copies of all relevant pleadings, demands, and other papers served on the indemnitee. The failure to provide the notice promptly will not relieve the indemnifying party of its obligations under this Section 8 except to the extent of any damages that would not have been incurred if the notice had been given promptly.

                  (c) If an indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to Section 8.2 or 8.3 (irrespective of the Basket provided for in Section 8.5 hereof) hereof and such matter involves a claim or proceeding made by any Buyer Indemnified Party or Seller Indemnified Party against the indemnitee, the indemnitee will give the indemnifying party prompt written notice of such claim. Such notice will: (i) provide (with reasonable specificity) the bases for which indemnification is being asserted; and (ii) set forth the actual or estimated amount of damages for which indemnification is being asserted. The failure to provide the notice promptly will not relieve the indemnifying party of its obligations under this Section 8 except to the extent any damages that would not have been incurred if the notice had been given promptly. The indemnifying party will have a period of 30 days after the delivery of each notice required by this Section 8.4(c) during which to respond to such notice. If the indemnifying party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of damages reflected in such notice will be conclusively deemed a liability that the indemnifying party owes, and subject to Section 8.5 will pay (in cash) within ten (10) days to the indemnitee. If the indemnifying party has disputed such claim or does not respond within such 30-day period, the indemnifying party and the indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin, the indemnifying party and the indemnitee shall resolve such disputes through arbitration.

                  (d) The indemnifying party will have a period of 30 days after the delivery of each notice required by Section 8.4(b) hereof during which to respond to such notice. If the indemnifying party elects to defend the claim described in such notice or does not respond within such 30-day period, the indemnifying party will be obligated to settle or defend such claim, at its own expense and by counsel chosen by the indemnifying party and reasonably satisfactory to the indemnitee. The indemnitee will cooperate fully with the indemnifying party and counsel for the indemnifying party in the defense against any such claim, and the indemnitee will have the right to participate at its own expense in the defense of any such claim. If the indemnifying party responds within such 30-day period and elects not to defend such claim, the indemnitee will be free to settle in good faith or defend (and control the defense of) such claim. The indemnitee's settlement in good faith or defense will not relieve the indemnifying party of its obligations under this Section 8.

         8.5. Basket and Limitations

                  (a) The Seller shall have no liability (for indemnification or otherwise) with respect to claims under Section 8.2(a) and the equivalent provisions of the Other Purchase Agreements (each, an "Indemnity Provision") until the aggregate amount of the Buyer Indemnified Parties' Losses with respect to such matters exceeds Three Hundred and Thirty Thousand dollars ($330,000) (the "Basket"). No materiality or Seller's Knowledge qualification contained in
Section 3 shall be taken into account in determining the aggregate amount of the Buyer Indemnified Parties' Losses except for the Knowledge qualifications set forth in sections 3.8 (Litigation), 3.12(d), (e) and (f) (Intellectual Property Assets), 3.13 (Computer Systems), 3.19 (Customers and Suppliers), 3.22(b)(iv) (Solvency), 3.23(b) (Environmental), 3.24 (Assigned Contracts) and 3.28(b) (Commitments). In the event the aggregate amount of such Losses exceeds the Basket, then the Seller shall indemnify the Buyer with respect to the aggregate amount of such Losses but only to the extent that they exceed Two Hundred Thousand Dollars ($200,000). Notwithstanding the foregoing, this Section 8.5 will not apply to (i) claims or matters arising in respect of Sections 3.1 (Organization), 3.3 (Authorization), 3.6 (Properties/Purchased Assets), 3.11 (Employment and Pensions); 3.18 (Commissions), 3.22 (Solvency), or 3.23 (Environmental Matters), 3.26 (Product Warranty) or 3.27 (Product Liability)
(ii) any fraud or intentional breach by the Seller of any covenant or obligation, and the Seller will be liable for all Losses with respect to such claims, matters, breaches or acts.

                  (b) The amount of Losses subject to indemnification under this
Article 8 shall be reduced (but not below zero) by any insurance proceeds (net of reasonable expenses and other costs in obtaining such proceeds) which the indemnified party under this Agreement shall receive or otherwise enjoy with respect to the event that triggered the losses.

                  (c) The aggregate liability of the Seller for Losses under Indemnity Provisions shall not exceed Nine Million Nine Hundred Thousand dollars ($9,900,000). No materiality or Seller's Knowledge qualification contained in
Section 3 shall be taken into account in determining the aggregate liability of the Seller for Losses under Section 8.2(a) except for except for the Seller's

Knowledge qualifications set forth in sections 3.8 (Litigation), 3.12(d), (e) and (f) (Intellectual Property Assets), 3.13 (Computer Systems), 3.19 (Customers and Suppliers), 3.22(b)(iv) (Solvency), 3.23(b) (Environmental), 3.24 (Assigned Contracts) and 3.28(b) (Commitments). Notwithstanding the foregoing, this
Section 8.5(c) will not apply to (i) claims or matters arising in respect of Sections 3.1 (Organisation), 3.3 (Authorization), 3.6 (Properties/Purchased Assets), 3.11 (Employment/Pensions), 3.18 (Commissions), 3.22 (Solvency), 3.23 (Environmental Matters), 3.26 (Product Warranty) or 3.27 (Product Liability) or
(ii) any fraud or intentional breach by any Seller of any covenant or obligation, and the Seller will be liable for all Losses with respect to such claims, matters, breaches or acts.

                  (d) Notwithstanding any other provision of this Agreement or of any of the Other Purchase Agreements, indemnified Losses recoverable with respect to any particular event circumstances, state of facts, action or inaction pursuant to any of Indemnity Provisions shall be reduced, pound for pound, by accounts actually paid with respect to such event, circumstance, state of facts, action or inaction of the Buyer or any of its affiliates pursuant to the Indemnity Provisions of any of the Other Purchase Agreements, it being the intent of this sentence to avoid possible double recovery of Losses by the Buyer and its affiliates.

         8.6. Exclusive Remedy

         Except as set forth in Section 8.6, from and after the Closing, the sole and exclusive remedy of the parties hereto with respect to any and all claims relating to or arising out of this Agreement shall be the indemnification provisions set forth in this Section 8. With respect to (i) fraud claims, (ii) a breach of the covenants set forth in Section 5.6, or (iii) a breach of the covenants set forth in Section 9, the remedies set forth in this Section 8 are cumulative and shall not be construed to restrict or otherwise affect any other rights or remedies that may be available to the indemnified party under any agreement, pursuant to law or otherwise. Notwithstanding the foregoing, nothing herein shall prevent any party from terminating this Agreement in accordance with Section 10.

         8.7. Indemnification Payments

         The Seller and the Buyer agree that any payment required to be made under Section 8 will be paid within ten days after request or settlement between the parties or final resolution through arbitration.

         8.8. Right of Set-Off

         Upon written notice to the Seller or the Buyer, as applicable, specifying in reasonable detail the basis for a bona fide indemnification claim in accordance with Section 8.4 hereof, the claiming party may set-off the amount of the claim against sums due from the claiming party to the other party. Any disputed claim that is not resolved through negotiations between the parties shall be submitted to arbitration in accordance with Section 11.12 of this Agreement.

         8.9. Currency Conversion

         For the purpose of Section 8.5 only sterling amounts shall be converted into dollar amounts as at the date any claim is notified to the Seller by the Buyer or to the Buyer by the Seller or at the date of payment of a third party claim if earlier.

     9. Additional Covenants

         9.1. Covenants of the Guarantor and the Seller Regarding Post-Closing Activities

                  (a) For a period of three (3) years following the Closing Date the Guarantor and the Seller covenant and agree that the Guarantor and the Seller will not, anywhere in the world directly or indirectly, whether as principal or as agent, consultant or otherwise, alone or in association with any other Person, firm, corporation or other business organization, carry on, or be engaged, concerned or take part in, or render Competitive Business services to or own any interest or share in the earnings of or invest in the stock, bonds or other securities of, any Person, firm, corporation or other business organization which is in a Competitive Business. "Competitive Business" shall mean the graphics products business being sold by the Seller and their affiliates to the Buyer or its affiliates pursuant to this Agreement or other purchase agreements being entered into concurrently herewith as described in
Schedule 1.1 to the Disclosure Letter. Nothing herein contained, however, shall be deemed to prohibit the Seller from (i) owning stock in public companies in pursuance of a passive investment program so long as it does not become an "Affiliate" thereof, as such term is defined in the Securities Exchange Act of 1934 of the USA; (ii) engaging in any business being retained by the Seller or their affiliates, as set forth in Schedule 1.1 to the Disclosure Letter; and
(iii) being acquired by any entity which is to any degree engaged in a Competitive Business. Notwithstanding the foregoing, nothing contained in this
Section 9.1 shall preclude, prevent or restrict the Guarantor from performing its obligations to the Buyer and the Parent under the Manufacturing Transition Services Agreement and the Foamboard Supply Agreement (as defined in the US Sale Agreement) for the terms specified therein;

                  (b) For a period of three (3) years following the Closing Date, the Guarantor and the Seller shall not, for whatever reason, whether for their own account or for the account of any other Person, firm, corporation or other business organization, solicit, sell to or accept business relating to a Competitive Business from any Existing Customer (as hereinafter defined) or any Active Prospect (as hereinafter defined) of the Business as conducted by the Seller or the Buyer. Active Prospect shall mean a potential customer which actually has been solicited by the Seller in connection with the Business or the Buyer at the later of the Closing Date or one which at such time holds, but has not accepted, a proposal prepared by the Seller or the Buyer. Existing Customer shall mean any customer of the Seller in connection with the Business or the Buyer at the Closing Date, such customers to include, without limiting the foregoing, those customers of the Seller as of the Closing as listed in Schedule
3.19 to the Disclosure Letter.

                  (c) For a period of three (3) years following the Closing Date, the Guarantor and the Seller shall not, for whatever reason, whether for their own account or for the account of any other Person, firm, corporation or other business organization (i) solicit, induce or attempt to solicit or induce any customer, supplier, licensee or other business relation of the Business to cease doing business with the Business or the Buyer or the Parent or their affiliates; (ii) intentionally interfere in any way with the contracts between the Buyer or the Parent and any customer, supplier, licensee or other business relation of the Business; (iii) hire or participate in any solicitation or attempt to solicit or hire any Person who was an employee of the Seller or any of its affiliates as of the Closing Date or within the six-month period prior thereto while such Person is an employee of the Parent or the Buyer or their affiliates or for six (6) months after the termination of the employment of such Person or; (iv) disparage, deprecate, or make any negative comment with respect to the Business or the Buyer or the Parent or their respective businesses, operations, or properties.

                  (d) The Seller and the Guarantor recognize that by reason of the Seller's ownership of and/or operation of the Business, the Guarantor and the Seller may have acquired Confidential Information and trade secrets concerning the operation of the Business, the use or disclosure of which could cause the Parent or the Buyer or the Business substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, in consideration for the payment of the Purchase Price, which is recognized as adequate by the Seller, the Seller and the Guarantor covenant and agree with the Parent and the Buyer that the Seller and the Guarantor will not at any time, except in performance of the Seller's obligations, if any, to the Buyer or the Parent or with the prior written consent of the Parent or the Buyer directly or indirectly, disclose any Confidential Information that the Guarantor or the Seller have acquired or may acquire, or use such information in a manner detrimental to the interests of the Parent or the Buyer or the Business, unless (i) such information becomes known to the public generally through no fault of the Guarantor or the Seller, (ii) disclosure of such information is required by law, or (iii) the Guarantor or the Seller reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the Seller or the Guarantor; provided, however, that prior to disclosing any information pursuant to this Section, the Seller shall give prior written notice of such proposed disclosure to the Parent and the Buyer, provide the Parent and the Buyer with the reasonable opportunity to contest such disclosure, and shall reasonably cooperate with all efforts to prevent such disclosure. The term "Confidential Information" means information of a material nature not previously disclosed to the public with respect to the products, facilities, intellectual property (including, without limitation, methods and trade secrets), software, source code, systems, procedures, manuals, reports, price lists, customer lists, financial information, business plans, prospects, or opportunities of the Seller or any of their affiliates related to the Business.

                  (e) If any court of competent jurisdiction shall determine that the covenants and agreements contained in this Section 9 are unenforceable as to any portion of the geographical area defined or as to the duration of time stated, it may determine the rights of the parties hereunder on the balance of said geographical area or the balance of such time duration which said court determines to be just and equitable under the circumstances.

                  (f) The Seller and the Guarantor acknowledge that the Parent and the Buyer have relied upon the covenants contained in this Section 9.1 and that said covenants are conditions to the Parent's and the Buyer's willingness to enter into and perform their obligations under this Agreement.

                  (g) The parties agree that the Parent and the Buyer would be irreparably harmed if the Seller and the Guarantor do not comply with all of their obligations under this Section 9.1 and that money damages alone will not be sufficient to compensate the Buyer for such breach. Accordingly, the parties agree that Buyer shall be entitled to obtain an injunction against the continuation of any breach of this Section 9.1 without the necessity of showing money damages.

                  (h) If any court of competent jurisdiction shall determine that the covenants and agreements contained in this Section 9 are unenforceable as to any portion of the geographical area defined or as to the duration of the time stated, it may determine the rights of the parties hereunder as the balance of such geographical area or the balance of such time duration which such court determines to be just and equitable under the circumstances.

         9.2 Payments Received

                  (a) Except as otherwise may be provided in this Agreement or the Closing Documents the Seller shall promptly remit to the Buyer all monies received by the Seller in respect of (a) performance from and after the Effective Time under the contracts included among the Purchased Assets or (b) any account or note receivable relating to the Purchased Assets and arising or generated on or after the Effective Time.

                  (b) Except as otherwise may be provided in this Agreement or the Closing Document the Buyer shall promptly remit to the Seller all monies received by the Buyer in respect of (a) performance prior to the Effective Time under the contracts included among the Purchased Assets or (b) any account or note receivable relating to the Purchased Assets and arising or generated prior to the Effective Time.

         9.3 Employment Matters

                  (a) The Seller and the Buyer acknowledge that part of the undertaking of the Seller namely the Business will transfer to the Buyer for the purposes of the Transfer Regulations. The Buyer acknowledges that the respective contracts of the employees of the Seller specified in Schedule 3.11 to the Disclosure Letter (the "Employees") shall take effect from and after the Effective Time as if originally made between the Employees and the Buyer in accordance with the Transfer Regulations.

                  (b) The Seller and the Buyer acknowledge that the Employees who remain in the employment of the Seller immediately before the Effective Time will become employees of the Buyer respectively and the Seller will use its best endeavours to assist in the transfer of the Employees to the employment of the Buyer and to ensure that the Employees consent to the transfer of their respective employments to the Buyer. The Seller and the Buyer shall comply with the requirements of the Transfer Regulations applicable to each of them.

                  (c) Prior to the Effective Time the Seller shall make an offer of continued employment within the Seller's Business Administration Department (which does not form part of this Business) to Derek Wotton and Karen Wyatt on the same terms and conditions as they currently enjoy and with continuity of employment preserved. The Buyer agrees not to bring any claim against Derek Wotton or Karen Wyatt by reason of their acceptance of the Seller's said offer of employment.

                  (d) Immediately following Closing the Buyer shall communicate to each of the Employees a notice informing the Employees of the identity of their employer.

                  (e) The Seller will indemnify the Buyer forthwith on demand from and against any reasonable cost, loss, damage or expense ("Costs") suffered or incurred in connection with or by reason of any proceeding, claim or demand by any Employee (or, where applicable, any trade union or other employee representative of any Employee):-

                           (i) in relation to the employment or termination of
employment of any Employee during the period prior to the Effective Time;

                           (ii) under Regulation 5(5) of the Transfer
Regulations by reason only of the change in the identity of his employer but not where the change is a significant change and to his detriment;

                           (iii) in relation to the breach or non observance by
the Seller during the period prior to the Effective Time of any collective agreement or other custom, practice or arrangement with a trade union or staff association in respect of any Employee;

                           (iv) to the extent that it arises from any failure by
the Seller to comply with its obligations under Regulation 10 of the Transfer Regulations in respect of any Employee;

                           (v) arising out of the employment or termination of
employment of Derek Wotton and/or Karen Wyatt

                  (f) If any contract of employment other than a contract of employment of one of the Employees which has been disclosed in writing to the Buyer or if any collective agreement not disclosed in writing to the Buyer has effect at any time as if originally made between the Buyer and any employee or between the Buyer and the relevant trade union, as the case may be, as a result of the provisions of Regulation 5 or Regulation 6 of the Transfer Regulations, the Buyer may, upon becoming aware of the application of Regulation 5 or Regulation 6 to any such contract of employment or collective agreement, terminate the employment of the person concerned or that collective agreement forthwith and the Seller shall indemnify the Buyer from and against any reasonable Costs arising out of any such termination and against any sums payable to or in respect of that employee in respect of his employment following the Effective Time or any sums payable to or on behalf of the relevant trade union, as the case may be.

                  (g) The Seller confirms that the Employees are all the employees employed by the Seller at the date hereof and agrees that no other person will be employed by the Seller before Closing and except with the prior written consent of the Buyer the Seller will not dismiss any of the Employees or give notice of dismissal to them or any of them.

                  (h) In the event that any individual (whether or not one of the Employees brings a claim against the Seller or the Buyer arising out of or in connection with the transfer or termination of that individual's employment, the Seller and the Buyer shall give to each other, as soon as practicable after any request therefor, all information which may reasonably be relevant to such claim and shall render to each other such assistance and co-operation as either might reasonably require in contesting, settling or dealing with any such claim.

         9.4 Customer Rebates and Warranty Claims

                  (a) The Seller agrees to reimburse the Buyer on a pound for pound basis for any customer rebates authorised by the Seller prior to the Effective Time and incurred by the Buyer on or after the Effective Time but only with respect to invoices for sales of equipment, products and services relating to the Business by the Seller dated prior to the Effective Time (the "Customer Rebate Costs"). Any and all customer rebates with respect to invoices for sales dated on or after the Effective Time shall be the sole responsibility of the Buyer whether or not such customer rebates were authorised by the Seller.

                  (b) The Seller agrees to reimburse the Buyer on a pound for pound basis for costs of fulfilling bona fide warranty obligations for equipment ("Equipment Warranty Costs") and consumable products ("Consumable Products Warranty Costs") of the Business manufactured prior to the Effective Time, whether or not sold by the Seller prior to the Effective Time, provided that:(i)in the case of equipment, the warranty claim is made by the customer not later than (1) year following its original date of purchase by the customer and in any event no later than (4) four years after the Effective Time; and (ii) in the case of consumable products, the warranty claim is made by the customer not later than one (1) year following its original date of purchase and in any event not later than four (4) years after the Effective Time. Notwithstanding the foregoing, the Seller shall have no obligation to reimburse the Buyer for costs of warranty obligations with respect to any consumable products sold by the Buyer after the Effective Time if such consumables were more than three (3) years old at the time of such sale by the Buyer. The reimbursement of Consumable Product Warranty Costs shall be subject to the following additional terms set forth below:

                           (i) in the case of Equipment Warranty Costs, the
Seller shall reimburse the Buyer for the costs of repair or replacement of the equipment including labour, spare parts, and reasonable expenses in connection with travel and third-party services. Equipment Warranty Costs arising out of the replacement of equipment or a discount on the price of equipment may be incurred by the Buyer in its sole, good faith discretion up to an amount of (pound)7,500 for any single warranty claim. The Buyer shall consult with the Seller with respect to the satisfaction of any equipment warranty claim in excess of (pound)7500.

                           (ii) in the case of Consumable Products Warranty
Costs arising out of the replacement of such products or a discount on the price of such products, the Buyer may incur such costs in their sole, good faith discretion up to an amount of (pound)3,500 for any single warranty claim. The Buyer shall consult with the Seller prior to the satisfaction of any consumable products warranty claim in excess of (pound)3,500.

                  (c) The reimbursement procedures for Customer Rebate Costs, Equipment Warranty Costs and Consumable Products Costs shall be as follows:

                           (i) not later than thirty (30) days following the end
of each fiscal quarter after the Closing Date, the Buyer shall deliver a statement setting forth the customer rebates and the warranty claims (for consumable products), facts reasonably demonstrating that such customer rebates and warranty claims are the obligations of the Seller under the applicable provisions of Section 9.4, and the sterling amounts of each (each a "Customer Rebate and Warranty Claims Statement"). The Buyer shall make available to the Seller the records or back-up or related materials used in preparing the Customer Rebate and Warranty Claims Statement at reasonable times and upon reasonable notice for inspection and photocopying within five (5) days of the request therefor by the Seller;

                           (ii) any reimbursement required under this Section
9.4 shall be due and payable to the Buyer by the Seller within twenty (20) days of the Buyer's delivery of a Customer Rebate and Warranty Claims Statement.

         9.5 Non-warranty Product Returns

                  (a) The Seller agrees to reimburse the Buyer for costs of Non-Warranty returns by customers of products of the Business occurring after the Effective Time that were authorized by the Seller prior to the Effective Time.

                  (b) The Buyer agree to reimburse to the Seller if and to the extent that the Buyer's acceptance of any Non-warranty Returns from customers of products of the Business occurring after the Effective Time and not authorized by the Seller, should result in any charge back to or claim against the Seller by the customer returning such products.

                  (c) As used in this Section 9.5, a "Non-warranty Return" shall mean any return of products other than a warranty return.

                  (d) The Seller, on the one hand, and the Buyer on the other, shall make available to the other parties the records or back up or related materials used by such parties in determining the reimbursement obligations of the other party arising out of this Section 9.5 at reasonable times and upon reasonable notice for inspection and photocopying within five (5) days of the request therefor by the other parties.

         9.6. AquaSeal Warranty

                  (a) The Seller agrees to reimburse the Buyer on a pound for pound basis for all costs of fulfilling good faith warranty obligations for "Integrated Graphic Protection System" products sold prior to the Closing Date provided that the warranty claim is made by the customer within the applicable period provided by the Seller's Integrated Graphic Protection System Material Replacement Warranty (generally sixty (60) months after the application of the AquaSEAL product). The obligation of the Seller shall apply to all costs reasonably incurred by the Buyer whether arising out of the SEAL brand AquaSEAL brand liquid lamination products, inks, substrate or any other product or cause covered by such warranty and irrespective of whether the warranty claim is attributable to the products, services, actions or inaction of the Seller, The Valspar Corporation, Vutek, Forbo-Stamoid, Mehler Haku GMBH, or any other business entity.

                  (b) Any reimbursement required under this section 9.6 shall be due and payable to the Buyer by the Seller within twenty (20) days of the Buyer's delivery of a statement setting forth in reasonable detail the amount of the warranty claim.

                  (c) the Buyer shall promptly notify the Seller of its receipt of any such warranty claim. Further, the Buyer shall make available to the Seller the records or back-up or related materials used by the Buyer in determining the Seller's reimbursement obligations arising out of the warranty obligations pursuant to subsection (a) hereof at reasonable times and upon reasonable notice for inspection and photocopying within five (5) days of the request thereof by the Seller.

         9.7 Removing Excluded Assets

         On or before the Closing Date, (or at such later date as the parties may agree), the Seller shall remove all Excluded Assets from all facilities to be occupied by the Buyer (the "Facilities") and shall vacate the Facilities and the Properties. Such removal and evacuation shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by the Buyer and any material disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Purchased Assets or to the facilities resulting from such removal and evacuation shall be paid by the Seller. Should the Seller fail to remove the Excluded Assets as required by this Section, the Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at the Seller's sole cost and expense; (b) to store the Excluded Assets and to charge the Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement. The Seller shall promptly reimburse the Buyer for all costs and expenses reasonably incurred by the Buyer in connection with any Excluded Assets not removed by the Seller on or before the Closing Date or other agreed upon date.

         9.8 Intentionally Deleted

         9.9 Retention of and Access to Records

                  (a) After the Closing Date, the Buyer shall retain for a period of six (6) years those records of the Seller delivered to the Buyer. The Buyer also shall provide the Seller and its representatives reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. Before destroying any of the aforementioned records of the Seller, the Buyer shall first make a written offer of such records to the Guarantor. If the Guarantor does not respond to such written offer within fifteen (15) days or receipt of such notice, the Buyer shall have no further obligations to the Seller or the Guarantor with respect to such records.

                  (b) After the Closing Date, the Seller shall retain for a period of six (6) years those records of the Seller relating to the Business that are Excluded Assets. The Seller shall provide the Buyer and its representatives reasonable access to records of the Seller relating to the Business that are Excluded Assets including the Books of Account, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by the Buyer in such notice. Before destroying any of the aforementioned records relating to the Business that are Excluded Assets, the Seller shall first make a written offer of such records to the Buyer. If the Buyer does not respond to such written offer within fifteen
(15) days of receipt of such notice, the Guarantor and the Seller shall have no further obligations to the Buyer with respect to such records.

         9.10 Change of Corporate Name

         Within fifteen (15) business days after the Closing Date, the Guarantor shall take all actions and make all filings necessary to remove the word "Graphics" from the Seller's corporate name.

     10. Termination, Waiver and Amendment

         10.1 Termination Provisions

                  (a) This Agreement may be terminated at any time prior to the Closing by mutual consent of the Seller and the Buyer.

                  (b) At any time prior to Closing, the Buyer may act alone to terminate the Agreement in the form of a written notice to the Seller, (i) if there is or shall be any material misrepresentation, error, misstatement or omission in or material breach of any representation or warranty by the Seller pursuant to this Agreement, the Closing Documents and any other document and instrument required to be delivered herewith (ii) if the Guarantor or the Seller, in a materially adverse respect, shall breach any covenant in this Agreement, or (iii) if there shall be a failure of any of the conditions to which the Parent's or the Buyer's obligations are subject under this Agreement.

                  (c) At any time prior to Closing, the Seller may act alone to terminate the Agreement in the form of a written notice to the Buyer (i) if there is or shall be any material misrepresentation, error, misstatement or omission in or material breach of any material representation or warranty by the Buyer pursuant to this Agreement, the Closing Documents and any other document and instrument required to be delivered herewith (ii) if the Buyer, in a materially adverse respect, shall breach any covenant in this Agreement, or
(iii) if there shall be a failure of any of the conditions to which Seller's obligations are subject under this Agreement.

                  (d) This Agreement may be terminated by either the Buyer or the Seller if the Closing has not occurred by the close of business on 12 October, 2001.

         10.2 Effect of Termination

                  (a) In the event of termination of this Agreement pursuant to
Section 10.1(a), this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, or shareholders.

                  (b) Termination of this Agreement pursuant to Sections 10.1(b), (c) or (d) shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party for breach of this Agreement.

         10.3. Amendment

         The parties hereto may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time.

         10.4 Waiver

                  Any party may waive in writing the performance of any covenant or the fulfillment of any condition of this Agreement. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same.

     11. Miscellaneous

         11.1 Expenses

         The Buyer and the Seller shall pay the fees and expenses of their respective solicitors, accountants and other experts representing them as well as all other expenses incurred by such parties incident to the negotiation and consummation of the transactions contemplated hereby except that stamp duty payable on accounts receivable shall be borne equally between the Seller and the Buyer.

         11.2 Notices

         All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or three business days after being sent by recorded delivery postage prepaid or one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other parties in accordance with this Section 11.2, except that any such change of address notice shall not be effective unless and until received.

                  (a)      if to the Seller, to

                           Hunt Graphics Europe Limited C/O Hunt
                           Corporation One Commerce Square 2005 Market
                           Street Philadelphia, PA 19103-6999
                           Attention: Donald L. Thompson Chairman and
                           CEO Telephone No (215) 841-2400 Fax No (215)
                           656-3714

                           with a copy (which shall not constitute notice) to:

                           Pritchard Englefield
                           14 New Street
                           London EC2M 4HE
                           Attention:  David Glass
                           Tel:  020 7 972 9720
                           Fax:  020 7 972 9721

                  (b)      if to the Guarantor, to

                           Hunt Corporation
                           One Commerce Square
                           2005 Market Street
                           Philadelphia, PA 19103-6999
                           USA
                           Attention:  Donald L. Thompson. Chairman and CEO
                           Telephone No:   (215) 841-2400
                           Fax No:  (215) 656-3714

                           with a copy (which shall not constitute notice) to:

                           John C. Bennett, Inc.
                           Drinker Biddle & Reath LLP
                           One Logan Square
                           18th & Cherry Streets
                           Philadelphia, Pennsylvania 19103-6996
                           USA
                           Telephone No.:  (215) 988-2810
                           Fax No:  (215) 988-2757

                  (c)      if to the Buyer, then to

                           Seal Graphics UK Limited
                           C/O  Neschen AG
                           Hans Neschen Strasse 1
                           D-3165 Bueckeburg
                           Germany
                           Attention:  The Directors
                           Telephone No:  49 57222070
                           Fax No:  49 5722207209

                           with a copy (which shall not constitute notice) to:

                           Maxwell Batley
                           27 Chancery Lane
                           London WC2A 1PA
                           Attention: Christopher North
                           Tel: 0207 440 4450
                           Fax: 0207 440 4444

                  (d)      if to the Parent, then to

                           Neschen AG
                           Hans Neschen Strasse 1
                           D- 3165 Bueckeburg
                           Germany
                           Attention:  The Directors
                           Telephone No:  49 57222070
                           Fax No:  49 5722207209

                           with a copy (which shall not constitute notice) to:

                           Abels, Decker, Kuhfuss & Partner
                           Tersteegenstrasse 28
                           D- 40474 Duesseldorf
                           Germany
                           Attention:  Prof. Dr. Iur. G. Real
                           Telephone No:  49 211 47838125
                           Fax No:  49 211 47838111

         11.3 Entire Agreement

         This Agreement, including the Exhibits and Schedules hereto and to the Disclosure Letter constitutes the entire agreement among the parties and supersedes all prior agreements and undertakings, oral and written, among the parties hereto with respect to the subject matter hereof, except the Nondisclosure Agreement dated 25 April 2001 between the Guarantor and Parent. The Buyer acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance by the Seller, the Guarantor or any other person save for the warranties set out in this Agreement. The Buyer agrees that (except in respect of fraud) it or they shall have no right of remedy in respect of any representations, warranty, promise or assurance save for those contained in this Agreement.

         11.4 Binding Effect and Benefit

                  (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any other Person other than the parties hereto or their respective successors, heirs and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  (b) A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Act. Except in so far as this Agreement expressly provides, none of the parties may declare itself a trustee of the rights under this Agreement for the benefit of any third party.

                  (c) If the Guarantor ceases to exist as a result of a transaction that involves a Change in Control (as defined in Section 11.13 hereof), it is specifically intended that any successor entity be bound by this Agreement. The Guarantor shall ensure that any agreement relating to a Change in Control requires the successor entity to specifically assume all liabilities under this Agreement. Failure of the successor to assume this Agreement shall be considered a breach of this Agreement by the Guarantor.

                  (d) If the Parent ceases to exist as a result of a transaction that involves a change in control (as defined in Section 11.13 hereof), it is specifically intended that any successor entity be bound by this Agreement. The Parent shall ensure that any agreement relating to a change of control requires the successor entity to specifically assume all liabilities under this Agreement. Failure of the successor to assume this Agreement shall be considered a breach of this Agreement by the Parent.

         11.5 Assignability

                  (a) This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Buyer shall be permitted to assign all or any part of its rights or obligations hereunder to any entity (i) in which it has a controlling interest or (ii) which has a controlling interest in it or (iii) which is under common control with it.

                  (b) Regardless of any assignment hereunder by the Seller, the Guarantor shall continue to be bound by any and all obligations or liabilities of the Seller under this Agreement, the Closing Documents and any other document or instrument required to be delivered in connection with this Agreement.

                  (c) Regardless of any assignment hereunder by the Buyer, the Parent shall continue to be bound by any and all obligations or liabilities of the Buyer under this Agreement (as above).

         11.6 Severability

         If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         11.7 Headings; Interpretation

         Headings of sections and subsections contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         11.8 Counterparts

         This Agreement and each of the Closing Documents may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and the Closing Documents and the signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement and each of the Closing Documents as to the parties may be used in lieu of the original Agreement and the Closing Documents for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes. As promptly as practicable after the Closing Date, each party hereunder shall deliver to the other parties the original executed signature pages, but the failure to deliver such pages shall not affect the validity or enforceability of this Agreement or any of the Closing Documents.

         11.9 Governing Law

         This Agreement shall be construed, governed and enforced in accordance with the laws of England and the Guarantor agrees that service upon the Seller of any proceedings relating to this Agreement or any document entered into pursuant hereto shall constitute good service upon the Guarantor and the Parent agrees that service upon the Buyer of any proceedings relating to this Agreement or any document entered into pursuant hereto shall constitute good service upon the Parent.

         11.10 Schedules

         All schedules which are attached hereto are incorporated hereby by this reference.

         11.11 Publicity

         Neither the Guarantor nor the Seller, on the one hand, nor the Buyer or the Parent on the other, shall issue any press release or make any public announcement or disclosure relating in any way to the transactions contemplated hereby or to the negotiations of the parties concerning the same without prior written consultation with the other party as to form and content of such announcement or disclosure, provided, however, that, as to announcements or disclosures required of such party by law or by the applicable rules of any stock exchange or stock market such party shall only be required to use its reasonable efforts to advise the other of the form and content of any such announcement or disclosure.

         11.12 Dispute Resolution

         All disputes arising out of or in connection with this Agreement and the transactions contemplated herein (other than disputes arising out of Section
2.3 hereof) shall be submitted to arbitration pursuant to the Rules of Arbitration of the International Chamber of Commerce. Such arbitration shall be held in Paris, France and shall be conducted in English by three (3) arbitrators appointed in accordance with said Rules.

         11.13 Definitions

                  (a) A "Change in Control" of the Guarantor or the Parent occurs when:

                           (i) Any person, partnership, corporation, trust or
similar entity or group, that does not control more than 25% of the voting securities of such party as of the Effective Time of this Agreement, acquires or obtains control of more than 25% of the voting securities of such party;

                           (ii) More than 25% of the operating assets of such
party are sold or otherwise disposed of, or such party liquidates more than 25% of its operating assets in the case of the Guarantor excluding the sale of the Business contemplated by this Agreement; or

                           (iii) Such party merges with any other corporation,
regardless of whether such party is the surviving entity after the merger, except for a merger in which the shareholders of such party who were shareholders of such party prior to a Change in Control continue to own 75% or more of the merged companies.

         For purposes of this definition, the term "group" shall mean any person who acts in concert within the meaning of Section 14(d)(2) of the Securities Exchange Act of 1934 of the USA, as amended (or under similar provisions of any applicable foreign securities laws).

                  (b) "Knowledge" - an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. The Seller will be deemed to have "Knowledge" of a particular fact or other matter if the officers of the Seller have knowledge of such fact or other matter.

                  (c) "Ordinary Course of Business" - an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

                           (i) is consistent in nature, scope and magnitude with
the past practices of such Person and is taken in the ordinary course of the regular, day-to-day operations of such Person;

                           (ii) does not require authorization by the board of
directors or shareholders of such Person (or by and Person or group of Persons exercising similar authority).

                  (d) "Person" - an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or governmental body.

                  (e) "affiliate" - in relation to a party means any subsidiary or holding company of that party or any other subsidiary of that holding company and holding company and subsidiary company shall be defined in accordance with the Companies Act 1985 (as amended).

                  (f) "dollars" - US Dollars

     12. (a) Hunt Guarantee

         12.1 In consideration of the Parent and the Buyer ("Neschen Guarantee Parties") entering into this Agreement the Guarantor hereby unconditionally and irrevocably guarantees to the Neschen Guarantee Parties the due and punctual performance by the Seller of all its obligations under this Agreement and under all agreements entered into pursuant hereto (including all variations, extensions and renewals), and undertakes to indemnify and keep indemnified the Neschen Guarantee Parties against all losses, damages, costs and expenses of whatsoever nature (including legal fees) which may be suffered or incurred by any of them by reason of any default or delay on the part of the Seller in the performance of the said obligations upon receipt of any of the Neschen Guarantee Parties' first demand in writing.

         12.2 The Guarantor hereby irrevocably waives any right to require that any of them brings proceedings first against the Seller.

         12.3 The Guarantor shall be liable as a principal debtor in respect of any sums due under Article 12.1 and the Guarantor shall not be discharged or released from its undertaking hereunder by any arrangement made between the other parties hereto or by any alteration in the obligations on the part of the Seller under this Agreement or by any other release, variation, dealing, act, event or omission (including, without limitation, any change in the Memorandum or Articles of Association or other constitutional documents of the Seller or the Guarantor or the liquidation, dissolution, reconstruction or amalgamation of the Seller or the Guarantor) which but for this provision might operate to impair or discharge the Guarantor's liability hereunder or by any time or other indulgence granted by the Buyer to the Seller.

         12.4 The obligations of the Guarantor under this Guarantee shall continue notwithstanding Closing and this Guarantee shall remain in force until all obligations of the Seller hereby guaranteed have been discharged in full. This Guarantee is in addition to and shall not prejudice or be prejudiced by any other guarantee, indemnity or other security or right against any third party which any of the Neschen Guarantee Parties may have for the due performance of the obligations concerned.

         12.5 Until the obligations and liabilities of the Seller hereunder have been performed or satisfied in full (whether by it or by the Guarantor under the provisions of this Article):

                  (a) the Guarantor shall not claim or prove against the Seller in competition with the any of Neschen Guarantee Parties in respect of any payment made by the Guarantor to any of the Neschen Guarantee Parties hereunder; and

                  (b) the Guarantor shall not claim or have the benefit of:

                           (i) any set-off, counterclaim or proof against the
Seller;

                           (ii) any dividend, composition or payment by the
Seller;

                           (iii) any other security

                           to which any of the Neschen Guarantee Parties may be
entitled in respect of the said obligations and liabilities or share therein.

     12 (b) Neschen Guarantee

         12.1 In consideration of the Guarantor and the Seller ("Hunt Guarantee Parties") entering into this Agreement the Parent hereby unconditionally and irrevocably guarantees to the Hunt Guarantee Parties the due and punctual performance by the Buyer of all its obligations under this Agreement and under all agreements entered into pursuant hereto (including all variations, extensions and renewals), and undertakes to indemnify and keep indemnified the Hunt Guarantee Parties against all losses, damages, costs and expenses of whatsoever nature (including legal fees) which may be suffered or incurred by any of them by reason of any default or delay on the part of the Buyer in the performance of the said obligations upon receipt of any of the Hunt Guarantee Parties' first demand in writing.

         12.2 The Parent hereby irrevocably waives any right to require that any of them brings proceedings first against the Buyer.

         12.3 The Parent shall be liable as a principal debtor in respect of any sums due under Article 12.1 and the Parent shall not be discharged or released from its undertaking hereunder by any arrangement made between the other parties hereto or by any alteration in the obligations on the part of the Buyer under this Agreement or by any other release, variation, dealing, act, event or omission (including, without limitation, any change in the Memorandum or Articles of Association or other constitutional documents of the Buyer or the Parent or the liquidation, dissolution, reconstruction or amalgamation of the Buyer or the Parent) which but for this provision might operate to impair or discharge the Parent's liability hereunder or by any time or other indulgence granted by the Seller to the Buyer.

         12.4 The obligations of the Parent under this Guarantee shall continue notwithstanding Closing and this Guarantee shall remain in force until all obligations of the Buyer hereby guaranteed have been discharged in full. This Guarantee is in addition to and shall not prejudice or be prejudiced by any other guarantee, indemnity or other security or right against any third party which any of the Hunt Guarantee Parties may have for the due performance of the obligations concerned.

         12.5 Until the obligations and liabilities of the Buyer hereunder have been performed or satisfied in full (whether by it or by the Parent under the provisions of this Article):

                  (a) the Parent shall not claim or prove against the Buyer in competition with the any of the Hunt Guarantee Parties in respect of any payment made by the Parent to any of the Hunt Guarantee Parties hereunder; and

                  (b) the Parent shall not claim or have the benefit of:

                           (i) any set-off, counterclaim or proof against the
Buyer;

                           (ii) any dividend, composition or payment by the
Buyer;

                           (iii) any other security

                           to which any of the Hunt Guarantee Parties may be
entitled in respect of the said obligations and liabilities or share therein.

     13. VAT

         13.1 The parties shall use their best endeavours to ensure that the provisions of Article 5 of the Value Added Tax (Special Provisions) Order 1995 ("Article 5") apply to the sale of the Purchased Assets pursuant to this Agreement.

         13.2 The Seller undertakes with the Buyer that it will forthwith upon Completion apply to H.M. Customs & Excise for confirmation that Article 5 applies to the sale of Purchased Assets pursuant to this Agreement and that accordingly no VAT will be chargeable by the Seller to the Buyer and in the event that H.M. Customs & Excise notify the Seller in writing that the provisions of Article 5 are not applicable the Seller shall deliver a copy of such notification to the Buyer forthwith upon its receipt and subject to receipt by the Buyer from the Seller of a VAT invoice in respect of such sale of the Purchased Assets the Buyer shall pay the VAT due in respect thereof within 30 days of such receipt, provided that:

                  (a) the Seller but at the Buyer's expense shall conduct all correspondence and proceedings in relation to the payment of such VAT;

                  (b) in the event that the Buyer shall pay VAT which is subsequently recoverable by the Seller any supplements repayable to the Seller shall be paid over to the Buyer forthwith; and

                  (c) the Seller shall provide the Buyer with copies of all correspondence with (and documents submitted to) H.M. Customs & Excise pursuant to this clause.

     14. Pensions

         The provisions of Schedule 14 shall apply.

     15. Environmental

         15.1 The Buyer shall indemnify the Seller in respect of any liability arising under any Environmental Law (as defined in Section 3.23 hereof) arising out of or relating to the operation of the Business and the leasing or operation of the Properties by the Buyer after the Closing Date Provided Always that such liability on the part of the Buyer shall be limited to such actual liability as may be disclosed by the results of a Phase 1a Audit to be carried out in accordance with the report guidance ("the Second Audit") at expiry or sooner determination of the terms demised by the Leases or either of them ("Expiry") and which identifies the liability as arising directly from the Buyer's occupation and use of the Properties and the operation of the Business.

         15.2 The Seller and the Buyer shall instruct Environmental Assessment Group Limited (EAG) (or other environmental consultant agreed between the Seller and Buyer, failing such agreement, an environmental consultant with not less than 5 years' experience relevant to environmental auditing nominated at the request of either the Seller or the Buyer by or on behalf of the Chief Executive for the time being of the Environmental Auditors Registration Association or, if he or she is unable to make such nomination within 28 days of the request made to him or her, by the Chartered Institute of Arbitrators) ("the environmental consultant") to carry out in relation to the Properties (1) the First Audit in accordance with Section 1.5 (h)(a)-(d) and (2) the Second Audit at or before Expiry PROVIDED THAT the parties agree that the standard of remediation, if any, for which either party shall be responsible to the other shall be fixed at the level of continuing industrial use of the Properties for the Business and not at a higher level. The fees and expenses of the said environmental consultant shall be borne equally between the Seller and Buyer and his decision shall in the absence of manifest error be final and binding on the parties hereto

         15.3 The Seller agrees with the Buyer that if an enforcement notice (the "Notice") is served by a relevant statutory authority before Expiry in relation to any liabilities incurred and identified in the First Audit as those liabilities identified in Section 1.5(h)(a)-(d) then the Buyer shall at the request of the Seller vacate the Properties or either of them if required by the Notice as soon as practicable and the Seller shall as soon as practicable undertake and complete such remediation works as are required by the Notice which works shall be carried out and completed to the satisfaction of the relevant statutory authority PROVIDED THAT if a Notice is served at any time before or after Expiry and the Second Audit reveals that the Notice relates in whole or in part to the operation by the Buyer at the relevant Property of the Business after the Closing Date then the Buyer shall indemnify the Seller for the whole or an appropriate percentage of all costs expenses and VAT incurred by the Seller in complying with the Notice.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



HUNT CORPORATION

By:____________________________
Name:
Title:



HUNT GRAPHICS EUROPE LIMITED

By:____________________________
Name:
Title:


SEAL GRAPHICS UK LIMITED


By:____________________________
Name:
Title:



NESCHEN A.G.

By:_____________________________
Name:
Title:

                                 SCHEDULE 1.3(g)


                                     Part A1

                                 THE PROPERTIES

                                      A1(a)

--------------------------------------------------------------------------------
                               WOLLASTON PROPERTY

--------------------------------------------------------------------------------

Leasehold land and buildings known as Unit 1, Watkins Close, Wollaston Way, Basildon, Essex as is registered with title absolute at H. M. Land Registry under Title Number EX594560

--------------------------------------------------------------------------------

                                      A1(b)

--------------------------------------------------------------------------------
                                CHESTER PROPERTY

--------------------------------------------------------------------------------
Freehold land and buildings known as:-

(a) land and buildings on the east side of Chester Hall Lane, Pipps Hill Industrial Estate, Basildon, Essex registered with title absolute under Title Number EX533936

(b) land and buildings on the north side of Bentalls, Basildon, Essex registered with title absolute under Title Number EX311537
--------------------------------------------------------------------------------


                                     PART A2

                             THE EXCLUDED PROPERTIES

--------------------------------------------------------------------------------
Freehold land known as land to the east of Wollaston Way, Basildon as is registered with title absolute under Title Number EX649379

--------------------------------------------------------------------------------
Leasehold land and buildings known as Unit 6 Scimitar Centre, Courtauld Road, Basildon, Essex registered with title absolute under Title Number EX463880

--------------------------------------------------------------------------------

                                     PART B

1.     CONDITIONS

A.     Agreement to Sell

       Subject to the terms and conditions of this Schedule:-

1. The Seller shall procure on Actual Completion grant or procure the grant of the Relevant Lease or Leases to the Buyer subject to the provisions hereunder.

2. The Leases are to have effect as if expressly made subject to all of the terms of Part B of this Schedule.

B.     Requisite Consent

1. Where Requisite Consent has not been obtained by the Closing Date but the Court Order has been obtained the Buyer may at any time elect to waive the Requisite Consent and call for the Wollaston Lease to be granted at its option and at its own risk.

2. The Seller will make application in the agreed terms for the Requisite Consent for the grant of the Wollaston Lease and will at the joint cost of the Seller and the Buyer use reasonable endeavours to obtain the Requisite Consent (but not so as to include any obligation on the Seller to pay or procure the payment of any monies to any reversioner save in respect of reversioner's professional fees).

3. The Buyer and the Seller shall jointly apply for the Court Order(s) (if not obtained on or before the date hereof) and shall do all that is reasonably necessary to procure that the court grants the Court Order(s) and the Buyer shall give to the Seller, without delay, all reasonable assistance, in each case, in respect of the grant of the Court Order(s) and/or the Requisite Consent (as the case may be) and the Buyer shall support the applications and proceedings under this clause.

4. If so reasonably required by the reversioner of the Wollaston Headlease, the Buyer shall agree to amend the Wollaston Lease and do all that is necessary to assist the Seller in an application for a fresh Court Order for the Wollaston Lease and the Buyer and the Parent shall promptly execute the Wollaston Lease and the Requisite Consent or other deed in order to give to the reversioner and/or superior lessor (if reasonably required) a direct covenant by the Buyer to pay any rent reserved by, and to perform and observe any other obligation on the part of the tenant contained in the Wollaston Headlease for the residue of the term thereof and shall provide for an opinion letter to be delivered in a form reasonably acceptable to the reversioner.

5. From the Closing Date to Actual Completion ("the Interim Period") where Requisite Consent and/or the Court Order has not been obtained:-

              (i) the Seller shall allow the Buyer to take actual possession of the Properties (or either of them) and to carry on business thereat at its own risk as if Actual Completion had been effected;

              (ii) the Buyer shall pay the rents, insurance rents, service charges and other sums and outgoings reserved by the Leases on the due date;

              (iii) if the reversioner of the Wollaston Lease objects to the fact of the Buyer making payment in accordance with sub-paragraph 2(ii) above, subject to first being put into funds by the Buyer which are to be used for such purpose, the Seller shall pay or shall procure the payment of the rents, service charges and other sums and outgoings reserved by the Wollaston Headlease together with value added tax;

              (iv) the Buyer will observe and perform the covenants and conditions contained in the Leases (and in the case of the Wollaston Property the Wollaston Headlease);

              (v) the Buyer acknowledges that as against any person from whom a Requisite Consent is to be obtained it has no right to possession or occupation of the Wollaston Property;

              (vi) the Buyer shall be subject to and have the benefit of the same rights exceptions reservations covenants conditions and other provisions as are contained in the Leases (so far as they are applicable to occupation by a licensee and not inconsistent with any provision of this Agreement);

              (vii) the Buyer shall indemnify the Seller against any losses damages claims liabilities costs and expenses (including without limitation legal costs and expenses) in any way arising from the occupation of the Properties by the Buyer prior to completion of the Leases (or in the case of the Wollaston Property incurred as a result of any forfeiture proceedings or any other action being taken by the reversioner arising out of a breach of the alienation covenants in the Wollaston Headlease and the Buyer shall have no claim against the Seller if the Buyer's occupation results in forfeiture of the Wollaston Headlease by the reversioner).

                                     PART C

                  Definitions for the purposes of this Schedule


"Actual Completion Date" means the date on which completion of the grant of the Relevant Lease or Leases to the Buyer pursuant to Part B of this Schedule actually takes place and "Actual Completion" shall be construed accordingly;

"Court Order" means an order or orders of the Mayors and City of London County Court granted at the application of the Seller, Aquabind and the Buyer, as the case may be for exclusion of the Lease(s) from the protection of Sections 24-28 of the Landlord and Tenant Act 1954 Part II

"Documents" means all documents listed in Part D of this Schedule including without limitation (in relation to the Wollaston Property) the Wollaston Headlease,

"Encumbrance" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind;

"Planning Acts" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991, and includes any other applicable town and country planning legislation;

"Requisite Consent" means consent (or variation or waiver) from any reversioner or other third party in relation to the grant of the Wollaston Lease to the Buyer, and "reversioner" means the landlord or reversioner for the time being under the Wollaston Headlease;

"Wollaston Headlease" means the headlease of the Wollaston Property more particularly described as Item 1 of Part D hereof as registered with title absolute at H. M. Land Registry under Title Number EX594560;

"Leases" means (together) the Wollaston Lease and the Chester Lease and "Lease" and "Relevant Lease" shall be construed accordingly;

"Properties" means (together the Wollaston Property and the Chester Property and where the context so admits shall include the whole and any part or parts thereof and "Property" and "Relevant Property" shall be construed accordingly PROVIDED THAT for the avoidance of doubt the Excluded Properties are not included in the definition of Properties for the purposes of this Agreement;

"Wollaston Property" means the property more particularly described in Part A1(a) of the Schedule;

"Chester Property" means the property more particularly described in Part A1(b) of this Schedule;

                                     PART D

                                  The Documents

In respect of the Wollaston  Lease:-

-------- -------------------- --------------------------------- -----------------------------------------------
         Date                             Document                                 Parties
-------- -------------------- --------------------------------- -----------------------------------------------
1.       19 March 1998                     Lease                (1)  Regent Square Estates Limited

                                                                (2)  Hunt Graphics Europe Limited
-------- -------------------- --------------------------------- -----------------------------------------------
2.       19 March 1998                  Side Letter             From Regent Square Estates (London) Limited
                                       re alterations           to Hunt Graphics Europe Limited
-------- -------------------- --------------------------------- -----------------------------------------------
3.       19 March 1998            Licence for Alterations       (1)  Regent Square Estates Limited

                                                                (2)  Hunt Graphics Europe Limited
-------- -------------------- --------------------------------- -----------------------------------------------
4.       16 October 1998             Deed of Variation          (1)  Nestle UK Pension Trust Limited

                                                                (2)  Hunt Graphics Europe Limited
-------- -------------------- --------------------------------- -----------------------------------------------
5.                            Entries 1 and 3 on the property
                              register and entries 1, 2, 3
                              and 4 on the charges register
                              of title number EX594560
-------- -------------------- --------------------------------- -----------------------------------------------

In respect of the Chester Lease:-

-------- -------------------- --------------------------------- -----------------------------------------------
         Date                             Document                                 Parties
-------- -------------------- --------------------------------- -----------------------------------------------
1.                            All entries on the property and
                              charges registers of title
                              numbers EX311537 and EX533936
-------- -------------------- --------------------------------- -----------------------------------------------

                                   SCHEDULE 14
                                   -----------

1.   INTERPRETATIONS
     In this Schedule where the context so admits:-
(1) "Actuarial Assumptions" means the actuarial assumptions and method set out in the Actuarial profession's MFR Guidance Note (GN27)
(2) "Actuary" means a Fellow of the Institute of Actuaries or of the Faculty of Actuaries in Scotland;
(3) "Buyer's Actuary" means Wolanski & Co or such other actuary as the Buyer may appoint for the purposes of this Schedule
(4) "Buyer's Scheme" means the new Scheme to be established by the Buyer under paragraph 3 of this Schedule;
(5) "Completion" means the Closing Date as defined in clause 1.6 of this Agreement;
(6) "Employees" means employees of the Seller specified in Schedule 3.11 to the Disclosure Letter;
(7) "Escrow Account" means an interest bearing deposit account to be opened with Coutts & Co., 440 Strand, London WC2R 0QS in the joint names of Maxwell Batley and Pritchard Englefield which account shall only be operated on the instructions of the authorised signatories from each firm and in accordance with the terms of this Schedule and shall be free from any lien charge encumbrance set-off or counterclaim;
(8)  "Escrow Agents" means Maxwell Batley and Pritchard Englefield;
(9) "Interest" means in respect of any period and any principal sum an amount of interest (accruing daily and compounded monthly) at a rate equal to the rate from time to time payable on the Seller's Scheme's deposit account with Lloyd TSB Bank plc;
(10) "Interim Period" means the period commencing on the Effective Time and ending on the day immediately preceding the Pension Transfer Date;
(11) "Interim Value" means the cash equivalent in respect of the Transferring Employees calculated on the basis of pensionable service up to the day immediately preceding the Effective Time in accordance with the Actual Assumptions;
(12) "MFR" means the minimum funding requirement referred to in section 56 of the Pensions Act 1995;
(13) "Payment Date" means the date which falls seven days after the later of:-
     (a) the date upon which the amount of the Transfer Value is certified in accordance with paragraph 5.1; and
     (b) the date upon which the Buyer notifies the Seller in writing that the Buyer's Scheme is an Exempt Approved Scheme (within the meaning of
          Section 592 of the Taxes Act) or that the Board of Inland Revenue has confirmed that the Buyer's Scheme may accept a transfer payment from the Seller's Scheme and (in either case) that if the employment of the

          Transferring Employees is to be contracted-out by reference to the Buyer's Scheme the Buyer holds or is named in a Contracting-Out Certificate in respect of the Buyer's Scheme;
          unless before the date first referred to in this definition the Transfer Value is paid in full in accordance with paragraph 5.2 in which event the date on which that payment is made;
(14) "Pensionable Employee" means an Employee (other than Derek Frank Wotton and Karen Wyatt) who on the day immediately preceding the Effective Time is or but for being absent from work would be, in pensionable service under the Seller's Scheme;
(15) "Pension Transfer Date" means 31 December 2001 or such earlier date as may be agreed between the Seller and the Buyer the agreement of the Seller not to be unreasonably withheld or delayed or as the Inland Revenue may require for the cessation of participation of the Buyer in the Seller's Scheme or
(16) "Section 9 (2B) Rights" has the meaning as in the Occupational Pension Schemes (Contracting Out) Regulations 1996, as amended;
(17) "Seller's Actuary" means COLIN D. BAMFORD of Entegria Limited of Clarkson House Canterbury Kent CT1 2UT (or such other Actuary as the Seller may appoint for the purposes of this Schedule);
(18) "the Seller's Scheme" means the Hunt Graphics Europe Limited Pension Scheme which was established by a Trust Deed dated 26th April 1993 (or the Trustees from time to time of that scheme as the context requires);
(19) "Transferring Employee" means a person who on the day immediately preceding the Effective Time is a Pensionable Employee and who:-
     (a) accepts the offer of membership of the Buyer's Scheme to be made pursuant to paragraph 3.2 and joins the Buyer's Scheme with effect from the Pension Transfer Date; and
     (b) consents in writing to a transfer payment being made in respect of him to the Buyer's Scheme from the Seller's Scheme;
(20) "Transfer Value" means the cash equivalent in respect of the Transferring Employees calculated on the basis of pensionable service up to the Pension Transfer Date in accordance with the Actuarial Assumptions;

(B)  Contracting-out Terms
     In this Schedule where the context admits "contracted-out" "contracted-out scheme" "contracting-out certificate" "guaranteed minimum" and "guaranteed minimum pension" shall have the same meanings as in the Pension Schemes Act 1993

2.   DATA
     The Seller and the Buyer shall each use all reasonable endeavours to procure that all such information as the Seller's Actuary or the Buyer's Actuary or any independent Actuary appointed under Paragraph 7 may reasonably request for the purposes of this Schedule is supplied promptly to such Actuary and that all such information is complete and accurate in all respects.


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
3.   THE BUYER'S SCHEME
     3.1  Buyer to provide Scheme
          The Buyer shall nominate or procure the nomination of a Retirement Benefits Scheme established before or as soon as practicable after Completion for the purposes of this Schedule which is

          3.1.1 either designed to be capable of being an Exempt Approved Scheme (within the meaning of the Taxes Act Section 592) and is an arrangement capable of receiving the accrued rights under the Seller's Scheme of the Transferring Employees to guaranteed minimum pensions and if appropriate the Section 9
                  (2)(B) Rights or

          3.1.2 is a personal pension scheme or fund, scheme or arrangement, approved by the Board of the Inland Revenue for the purpose of receiving the Transfer Value in respect of a Transferring Employee

          3.1.3 and is an arrangement to which the Trustees of the Seller's Scheme can make a transfer of assets without prejudicing the position of the Seller's Scheme as approved as an exempt scheme under Chapter 1 of Part XIV of the Taxes Act.

     3.2  Buyer to offer Membership
          The Buyer shall procure that the Pensionable Employees are offered membership of the Buyer's Scheme with effect from the Pension Transfer Date. The Buyer's Scheme shall (at the Buyer's option) be of either the final salary or money purchase type or a personal pension scheme and the Buyer shall procure that in respect of service before the Pension Transfer Date benefits are provided under the Buyer's Scheme as stated in 3.3 or 3.4 below (as applicable) subject to the transfer or payment being made in full in accordance with paragraph 5 or 6 and to the powers of amendment and discontinuance under the Buyer's Scheme.

     3.3  Final Salary Scheme
          The Transferring Employees are credited under the Buyer's Scheme in respect of pensionable service up to the Pension Transfer Date with benefits which would (if the credit has been made on the Pension Transfer Date) have had on that date a capital value which in the opinion of the Buyer's Actuary (or as the case may be in the opinion of the independent Actuary appointed under paragraph 7) equals (or as nearly as may be) the Transfer Value and for this purpose the Actuarial Assumptions shall apply mutatis mutandis.

     3.4  Money Purchase Scheme or Personal Pension Plan
          The benefits are such that the Buyer's Actuary (or as the case may be the independent Actuary appointed under paragraph 7) shall certify the apportioned amount of the Transfer Value to be credited to each Transferring Employee and that amount will be credited to an account in the Buyer's Scheme designated for that Transferring Employee and that amount adjusted for investment return (positive or negative) less relevant expenses after the Payment Date shall (subject to the requirements for approval of the Buyer's Scheme by the Board of the Inland Revenue) be applied exclusively for the benefit of that Transferring Employee in respect of his service before the Pension Transfer Date.

4.   INTERIM PERIOD
     4.1  The Seller undertakes with the Buyer that

          4.1.1   subject to the approval of the Seller's Scheme under Chapter 1
                  Part XIV of the Taxes Act not being prejudiced and subject to the Buyer fulfilling its obligations under paragraph 4.2 the Buyer shall participate as a Participating Employer in and the Pensionable Employees shall continue to participate as Members of the Seller's Scheme during the Interim Period;

          4.1.2 The Seller shall use reasonable endeavours to assist the Buyer to procure that such of the Pensionable Employees as are in contracted out employment by reference to the Seller's Scheme on the day immediately preceding the Effective Time shall continue to be in contracted out employment by reference to the Seller's Scheme

     4.2  The Buyer shall:-

          4.2.1 pay promptly to the Seller's Scheme during the Interim Period and on the same days as now paid by the Seller the Employer's contributions and the Employees' contributions in respect of the Pensionable Employees, at the following rates Employer's contributions - 10.75% of Pensionable Salaries, Employee's contributions - 4.90% of Pensionable Salaries;

          4.2.2 shall not take any action or omit to take any action during the Interim Period which would prejudice the approval of the Seller's Scheme as an exempt scheme or as a contracted out scheme;

          4.2.3 shall not take any action in respect of the Interim Period which would cause the creation or increase any liability under the Seller's Scheme in respect of any of the Pensionable Employees without the prior agreement of the Seller (not to be unreasonably withheld or delayed) and in particular shall not make any increases to the Pensionable Salaries (as defined in the Rules of the Seller's Scheme) of any of the Pensionable Employees;

          4.2.4 take such steps as are necessary or desirable to assist the Seller in ensuring (if necessary) that a separate contracting out certificate is obtained from the DSS Contribution Agency for the Buyer in relation to the Seller's Scheme with effect from the Effective Time;

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

     4.3 During the Interim Period the Seller shall procure that (save with the consent of the Buyer or as required by law or as is necessary or desirable to avoid prejudicing the position of the Seller's Scheme as a scheme which is approved or capable of approval as an exempt approved scheme under Chapter 1 of Part XIV of the Taxes Act)

          4.3.1 There shall be no increase in contributions payable in respect of the Pensionable Employees;

          4.3.2 No action shall be taken to alter the Definitive Trust Deed and Rules of the Seller's Scheme or amend the Seller's Scheme in such a way as to affect materially and adversely the amount to be received by the Trustees of the Buyer's Scheme pursuant to this Schedule

          4.3.3 The Seller's Scheme shall not be terminated as regards the Pensionable Employees

     4.4 The Seller and the Buyer shall use their reasonable respective endeavours and co-operate so as to obtain the approval of the Pension Schemes Office to the Buyer's participation in the Scheme during the Interim Period in respect of the Pensionable Employees and complete a Deed of Adherence in the agreed form.

          4.5.1 The Seller and the Buyer acknowledge that the Pensions Act 1995 and regulations already made under it or to be made under it in the future (the Pensions Legislation) impose requirements and discretions on employers under and in relation to the Seller's Scheme

          4.5.2 The Buyer agrees that the Seller may make all decisions and exercise all discretions in relation to the Seller's Scheme envisaged or desirable by or under the Pensions Legislation as though the Seller were the sole employer participating in the Seller's Scheme provided that the Pensionable Employees are not therein prejudiced

          4.5.3 While the Buyer remains an employer in relation to the Seller's Scheme the Buyer shall in relation to the Seller's
                  Scheme:

                  4.5.3.1 exercise no right or discretion conferred on it by or under the Pensions Legislation without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed);

                  4.5.3.2 exercise each right or discretion conferred on it by or under the Pensions Legislation as directed from time to time in writing by the Seller;

                  4.5.3.3 from time to time execute all such deeds, documents, agreements consents or approvals for the purpose of complying with its obligations under sub-paragraphs
                            4.5.2 and 4.5.3.2 above as may reasonably be considered necessary or desirable by the Seller;

                  4.5.3.4 co-operate with the Seller and the Trustees of the Seller's Scheme in providing information about, and access to, its employees from time to time; and

                  4.5.3.5 if requested by the Seller execute a deed irrevocably appointing the Seller as its attorney to execute (in the name of the Buyer) from time to time any of the deeds, documents, agreements, consents or approvals specified in paragraph 4.5.3.3 above.

          4.5.4 Without prejudice to the generality of the foregoing, the Buyer shall at the request of the Seller irrevocably:

                  4.5.4.1 nominate the Seller as the "appropriate person" and the person to act for it for the purposes of sub-section 21(9) of the Pensions Act 1995 (as inserted by paragraph 1 (1) (g) of Schedule 3 to the Occupational Pension Schemes (Member nominated Trustees and Directors) Regulations 1996, as amended) in relation to the Seller's Scheme;

                  4.5.4.2 agree that the consultation required by section 35(5)(b) of the Pensions Act 1995 by the Trustees of the Seller's Scheme with the employer in relation to the written statement of investment principles may be with the Seller to the exclusion of the Buyer and nominates the Seller as the representative of the Buyer for the purposes of paragraph (b) of section 35(5) of the Pensions Act 1995 (as amended by regulation 11 of the Occupational Pension Schemes (Investment) Regulations 1996) in relation to the Pension Scheme; and

                  4.5.4.3 nominate the Seller as the representative of the Buyer for the purposes of paragraph (a) of section 58(4) of the Pensions Act 1995 (as amended by paragraph 2 of Schedule 5 to the Occupational Pension Schemes (Minimum Funding Requirement and Actuarial Valuations) Regulations 1996, as amended) in relation to the Seller's Scheme.

5.   PAYMENT OF TRANSFER VALUE
     5.1  Calculation
          Immediately following the Pension Transfer Date the Seller shall instruct the Seller's Actuary to calculate the amount of the Transfer Value (including as part of the calculation the Interim Value) and submit his findings in writing to the Buyer's Actuary within 30 days of the Pension Transfer Date. If the Buyer's Actuary agrees the amount of the Transfer Value (including the Interim Value) the Buyer shall procure that the Buyer's Actuary and the Seller shall procure that the Seller's Actuary jointly certify that amount as the Transfer Value. If however the Buyer's Actuary and the Seller's Actuary fail to agree within two months from the date upon which the Seller's Actuary first submits his findings to the Buyer's Actuary as aforesaid the matter may at the option of either the Seller or the Buyer be referred to an independent Actuary pursuant to paragraph 8

     5.2  Conditions to be satisfied before payment
          Before payment of the Transfer Value the Buyer shall procure that

          5.2.1 evidence to the satisfaction of the Seller and the Trustees of the Seller's Scheme is produced that insofar as any part of the payment would represent amounts in respect of accrued rights to guaranteed minimum pensions or Section 9(2B) Rights, the Buyer's Scheme is a contracted-out scheme and the effect of the making of the payment to the Buyer's Scheme is to discharge the making of the payment to the Buyer's Scheme to provide guaranteed minimum pensions and benefits pursuant to
                  Section 9 (2B) Rights to and in respect of the Transferring Employees;

          5.2.2 evidence to the satisfaction of the Seller and the Trustees of the Seller's Scheme is produced that the payment of the Transfer Value to the Buyer's Scheme will not prejudice the position of the Seller's Scheme as approved (or capable of approval) by the Commissioners of Inland Revenue as an exempt approved scheme under Chapter I of Part XIV of the Taxes Act and approval for such payment to the Buyer's Scheme has been specifically given to the Seller's Scheme in writing by the Inland Revenue;

          5.2.3 the trustees of the Buyer's Scheme confirm in writing to the Trustees of the Seller's Scheme that in relation to each Transferring Employee the Buyer's Scheme will treat that part of the Transfer Value which the Buyer's Scheme receives from the Seller's Scheme as may be notified by the Trustees of the Seller's Scheme as being referable to members' contributions of a Transferring Employee in the same way as if the relevant Transferring Employee had made a contribution to the Buyer's Scheme of the amount notified;

          5.2.4 the Trustees of the Seller's Scheme receive (in form and substance satisfactory to them) any undertakings and information from the Buyer, any employer or the Trustees of the Buyer's Scheme required by the Trustees of the Seller's Scheme to comply with statutory, Inland Revenue or DSS Contribution Agency requirements;

          5.2.5 the Trustees of the Seller's Scheme receive undertakings from the Trustees of the Buyer's Scheme that the Buyer's Scheme will accept transfer payments from the Seller's Scheme in respect of the Transferring Employees and will grant benefits complying with paragraph 3.3 or 3.4 of this Schedule;

          5.2.6 the Buyer's Actuary has delivered a certificate addressed to the Seller and to the Trustees of the Seller's Scheme in such terms as shall be agreed between the Buyer's Actuary and the Seller's Actuary confirming that at the Pension Transfer Date the terms of the Buyer's Scheme provide for, or announcements have been made to Transferring Employees granting benefits complying with paragraphs 3.3 or 3.4 of this Schedule;

          5.2.7 the Trustees of the Seller's Scheme have received as soon as practicable after the Pension Transfer Date (and in any event at least 14 days before the Payment Date) the originals of the relevant forms of consent and discharge referred to in the definition of Transferring Employees; and

          5.2.8 the Trustees of the Buyer's Scheme have delivered written evidence satisfactory to the Seller and the trustees of the Seller's Scheme that the Buyer's Scheme will, following receipt of the relevant transfer payments from the Pension Scheme and the grant of benefits to Transferring Employees in accordance with paragraphs 3.3 or 3.4 of this Schedule, be adequately funded on the Actuarial Assumptions;

     5.3  Payment
         The Seller shall use all reasonable endeavours to procure that the Seller's Scheme transfers to the Buyer's Scheme on the Payment Date the Transfer Value in cash (or if the Seller and the Buyer so agree transfer assets equal in value to the Transfer Value).

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
6.   SHORTFALL
     6.1 For the purposes of this Schedule, the Shortfall Amount means the lesser of:-

          6.1.1   the value of the Transfer Value and

          6.1.2   the value of the Interim Value
                  less the value as at the Pension Transfer Date of the assets in the Seller's Scheme apportioned to the Transferring Employees (adjusted by the Interest in respect of the period from the Pension Transfer Date until the date on which the Shortfall Amount is paid)

     6.2 If a Shortfall Amount is disclosed in the Transfer Value then as soon as practicable after the Transfer Value has been certified in accordance with paragraph 5.1 the Seller shall pay to the Trustees of the Seller's Scheme an amount equal to the Shortfall Amount.

7.   ADDITIONAL VOLUNTARY CONTRIBUTIONS
     7.1 For the purpose of the foregoing provisions of this Schedule there shall be disregarded:-

          7.1.1 any benefits under the Seller's Scheme which are attributable to Additional Voluntary Contributions made to it by the Members of the Seller's Scheme and in respect of which the Members are not entitled to benefits based on their final pensionable earnings (however defined);-

          7.1.2   any such contributions; and

          7.1.3   any transfer in respect of any such benefits or contributions.

     7.2 The Seller shall nevertheless procure that the Seller's Scheme transfers to the Buyer's Scheme on the Payment Date for the benefit of the Transferring Employees all such funds and assets of the Seller's Scheme which represent any such contributions made by the Transferring Employees and the investment return on them.

8.   DISPUTES
     Any dispute between the Buyer's Actuary and the Seller's Actuary concerning the amount of the Transfer Value or any other matter to be agreed between them in accordance with this Schedule may at the option of either the Buyer or the Seller be referred to an independent Actuary to be appointed by the agreement between the Buyer and the Seller or in default of agreement within 14 days from the first nomination of an Actuary by one party to the other by the President for the time being of the Institute of Actuaries on the application of either the Seller or the Buyer. The independent Actuary shall act as an expert and not as an arbitrator. His decision shall save in the event of manifest error be final and binding on the parties and his costs be paid as he directs.

9.   LIABILITY ON BUYER FOR MFR FROM THE EFFECTIVE TIME
     Notwithstanding that the Seller shall during the Interim Period remain the Principal Employer in the Seller's Scheme and without prejudice to the liability of the Seller to pay the Shortfall Amount the Buyer shall be liable to make up any deficit in the MFR in respect of all the Pensionable

     Employees suffered by the Seller's Scheme at any time on or after the Effective Time and whether or not all the Pensionable Employees join the Buyer's Scheme and consent to transfer payments being made in respect of them to the Buyer's Scheme and the Buyer shall indemnify and keep indemnified the Seller from and against all claims demands actions proceedings liabilities damages losses costs and expenses whatsoever incurred by the Seller in connection therewith

10.  INDEMNITY FOR SELLER
     The Buyer shall indemnify and keep indemnified the Seller from and against all claims, demands, actions, proceedings, liabilities, damages, losses, costs and expenses whatsoever incurred by the Seller in connection with or arising directly or indirectly from the Buyer's failure to provide for the Pensionable Employees an arrangement which provides with effect from the Pension Transfer Date benefits in respect of such Pensionable Employees broadly comparable in value to those provided under the Seller's Scheme or in connection with the Buyer's failure to provide appropriate compensation for such Pensionable Employees for failure to provide such an arrangement.

11.  ESCROW ACCOUNT
     11.1 In the event that there is a Shortfall Amount due to the Seller's Scheme from the Seller in accordance with paragraph 6.2 of this Schedule, the Buyer and the Seller shall within 2 business days of the Shortfall Amount becoming due jointly instruct the Escrow Agents in writing to pay the money to the Seller's Scheme.
     11.2 Any balance remaining in the Escrow Account after any payment made pursuant to paragraph 11.1 including interest shall be paid to the Seller.
     11.3 The Seller shall be responsible for Pritchard Englefield's costs and the Buyer shall be responsible for Maxwell Batley's costs in respect of any work done in relation to the Escrow Account.
     11.4 The Escrow Agents may withdraw from the Escrow Account an amount of taxation on the interest earned in respect of money held in the Escrow Account for which they are or may become liable.
     11.5 The Seller and the Buyer agree to deliver irrevocable instructions to the Escrow Agents so as to enable them to deal with the Escrow Account in accordance with the provisions in paragraph 11.




                                       15